Exhibit 10.61
EXECUTION COUNTERPART

AGREEMENT OF LEASE
between
METROPOLITAN 919 THIRD AVENUE LLC
Landlord
and
NEW YORK MARINE AND GENERAL INSURANCE COMPANY
Tenant
Dated as of June 5, 2007
Entire Eleventh (11th) Floor
919 Third Avenue
New York, New York

i

ii

INDEX OF DEFINED TERMS

TERM	PAGE
Additional Rent	3
Alterations	10
Base Year	43
Base Tax Year	27
Best’s rating	25
Brokers	33
Building	1
Building Cleaning Contractor	23
Building HVAC System	31
Building Insurance Expense	44
Building Project	21, 44
Comparative Year	21, 44
Comparative Insurance Year	33
Consultant Cost	4
Cooling Season	31
Credit	26
Declaration	41
Delivery Personnel	1
Excessive Water	24
Existing HVAC Equipment	31
Expenses	45
Expense Payment	47
Expiration Date	2
Fixed Annual Rent	2
Guaranty	26
Landlord	1
Landlord’s Contribution	42
Landlord’s Cost	33
Landlord’s Electrical Consultant	34
Landlord’s Relocation Work	40
Landlord’s Restoration Work	14
Lease	1
Leaseback Area	4
Named Tenant	8
Ordinary Business Hours	34
Percentage	44
Premises	1
Qualified Renovations	42
Real Estate Taxes	27
Recapture Date	4
Relocation Effective Date	40
Relocation Notice	40

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TERM	PAGE
Relocation Space	40
Rent	3
Retainage	43
Security	25
Soft Costs	43
Space A	1
Space A Commencement Date	2
Space A Rent Commencement Date	2
Space B	1
Space B Commencement Date	2
Space B Rent Commencement Date	2
Submetering System	34
Supplemental A/C Systems	31
Tenant	1
Tenant Cleaning Services	22
Tenant’s Initial Alteration Work	42
Tenant’s Plans	42
Tenant’s Recapture Offer	4
Tenant’s Share	27
Term	2
Work Cost	43

2

          LEASE (this “Lease”) made as of the 5th day of June 2007 between METROPOLITAN 919 THIRD AVENUE LLC having an office c/o SL Green Realty Corp., at 420 Lexington Avenue, New York, New York, 10170, hereinafter referred to as “Landlord”, and NEW YORK MARINE AND GENERAL INSURANCE COMPANY, a New York insurance corporation, having an office at 919 Third Avenue, 10th Floor, New York, New York 10022, hereinafter referred to as “Tenant”.
WITNESSETH
          Landlord and Tenant, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenant and agree as follows:
ARTICLE 1
DEMISE; PREMISES AND PURPOSE
          1.01 Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, those certain premises located on and comprising the entire rentable portion of the eleventh (11th) floor made up of two (2) separate spaces, the first of which (“Space A”) shall consist of that certain portion of the eleventh (11th) floor, approximately as indicated by hatch marks on the plan annexed hereto and made a part hereof as “Exhibit A-1”, and the second of which (“Space B”) shall consist of any portion of the eleventh (11th) floor which is not part of Space A, approximately as indicated by hatch marks on the plan annexed hereto and made a part hereof as “Exhibit A-2” (Space A and Space B, are hereinafter referred to collectively as the “Premises”) in the building known as and located at 919 Third Avenue, New York, New York (the “Building”) subject to the provisions of this Lease.
          1.02 The Premises shall be used and occupied for executive and general office use consistent with that found in Class “A” high-rise office buildings located in midtown Manhattan only and for no other purpose.
          1.03 Neither the Premises, nor the halls, corridors, stairways, elevators or any other portion of the Building shall be used by the Tenant or the Tenant’s servants, employees, licensees, invitees or visitors in connection with the aforesaid permitted use or otherwise so as to cause any congestion of the public portions of the Building or the entranceways, sidewalks or roadways adjoining the Building whether by trucking or by the congregating or loitering thereon of the Tenant and/or the servants, employees, licensees, invitees or visitors of the Tenant.
          1.04 Tenant shall not permit messengers, delivery personnel or other individuals providing such services to Tenant (“Delivery Personnel”) to: (i) assemble, congregate or to form a line outside of the Premises or the Building or otherwise impede the flow of pedestrian traffic outside of the Premises or Building or (ii) park or otherwise leave bicycles, wagons or other delivery carts outside of the Premises or the Building except in locations outside of the Building designated by Landlord from time-to-time. Tenant shall require all Delivery Personnel to comply with rules promulgated by Landlord from time-to-time regarding the use of outside messenger services.
ARTICLE 2
TERM
          2.01 The Premises are leased for a term (the “Term”) which shall commence (i) with respect to Space A, September 1, 2007 (the “Space A Commencement Date”), and (ii) with respect to Space B, on the date which is ninety (90) days after Landlord delivers notice to Tenant of its intent to deliver possession of Space B to Tenant (the “Space B Commencement Date”)(which is currently anticipated to occur on or before January 30, 2008, subject to delay by causes beyond Landlord’s control) and shall end on the 30th day of July, 2016 (the “Expiration Date”) or on such earlier date upon which the Term shall expire, be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law. Tenant agrees that upon request from Landlord, it shall execute and return to Landlord within ten (10) days of Landlord’s request, a certificate prepared by Landlord confirming the Space A Commencement Date and Space B Commencement Date. Tenant further agrees that its failure to timely execute and return same to Landlord shall not in any way operate to invalidate the commencement of the term of this Lease and the designation of the Space A Commencement Date and Space B Commencement Date as set forth in such certificate.
ARTICLE 3
RENT AND ADDITIONAL RENT
          3.01 Tenant shall pay fixed annual rent without electricity (the “Fixed Annual Rent”) to Landlord throughout the Term of this Lease in accordance with the provisions of this Article, provided, however, that all Fixed Annual Rent and Additional Rent accruing under this Lease from the Space A Commencement Date and Space B Commencement Date through and including the day preceding the Space A Rent Commencement Date and Space B Rent Commencement Date, respectively, shall be abated. Tenant shall pay Fixed Annual Rent without electricity with respect to Space A and Space B, in each case commencing on the rent commencement date applicable to such space of the Premises, at the rates provided for in the schedule annexed hereto and made a part hereof as Exhibit B-1 and Exhibit B-2, respectively, in equal monthly installments in advance on the first (1st) day of each calendar month during the Term, except that the first (1st) monthly installment of Fixed Annual Rent shall be paid by Tenant upon its execution of this Lease. Fixed Annual Rent for any partial calendar month shall be appropriately prorated. “Space A Rent Commencement Date” shall mean the date that is one hundred twenty (120) days after the Space A Commencement Date and “Space B Rent Commencement Date” shall mean the date that is one hundred twenty (120) days after the Space B Commencement Date. Anything contained hereinabove to the contrary notwithstanding, if Tenant at any time during the term of the Lease, breaches any material covenant, condition or provision of the Lease and fails to cure such breach within any applicable grace period, and provided that the Lease is terminated by Landlord because of such material default, then, in addition to all other damages and remedies herein provided and to which Landlord may be otherwise entitled, Landlord shall also be entitled to the repayment in full of all Rent which has theretofore been abated under the provisions of this Lease, which repayment Tenant shall make upon demand therefor. All sums other than Fixed Annual Rent payable hereunder shall be deemed to be “Additional Rent” and shall be payable on demand, unless other payment dates are hereinafter provided. Tenant shall pay all Fixed Annual Rent and Additional Rent due hereunder, without any set off or deduction whatsoever (other than as expressly provided in this Lease), in United States legal tender, either (a) by good and sufficient check drawn on a New York City bank which clears through the New York Clearing House or a successor thereto delivered to the office of Landlord or such other place as Landlord may designate by notice to Tenant, or (b) by electronic transfer of immediately available federal funds payable to such account as Landlord may from time to time designate by notice to Tenant. The term “Rent” as used in this Lease shall mean Fixed Annual Rent and Additional Rent.
ARTICLE 4
ASSIGNMENT/SUBLETTING
          4.01 Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise, shall assign, mortgage or otherwise encumber this Lease, or sublet or permit all or part of the Premises to be used by others, without the prior written consent of Landlord in each instance. The transfer of a majority of the issued and outstanding capital stock of any corporate tenant or sublessee of this Lease or a majority of the total interest in any partnership tenant or sublessee or company, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, the conversion of a tenant or sublessee entity to either a limited liability company or a limited liability partnership or the merger or consolidation of a corporate tenant or sublessee, shall be deemed an assignment of this Lease or of such sublease. If this Lease is assigned, or if the Premises or any part thereof is underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. A modification, amendment or extension of a sublease shall be deemed a sublease. The listing of the name of a party or entity other than that of Tenant on the Building or floor directory or on or adjacent to the entrance door to the Premises shall neither grant such party or entity any right or interest in this Lease or in the Premises nor constitute Landlord’s consent to any assignment or sublease to, or occupancy of the Premises by, such party or entity. If any lien is filed against the Premises or the Building of which the same form a part for brokerage services claimed to have been performed for Tenant in connection with any such assignment or sublease, whether or not actually performed, the same shall be discharged within ten (10) days thereafter, at Tenant’s expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant agrees to indemnify Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from such lien for brokerage services rendered.
          4.02 If Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord the documents described in Section 4.06 hereof, and shall offer in writing (“Tenant’s Recapture Offer”), (i) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of moneys or other consideration therefor, or, (ii) with respect to a prospective subletting, to sublet to Landlord the portion of the Premises involved (“Leaseback Area”) for the term specified by Tenant in its proposed sublease or, at Landlord’s option for the balance of the term of the Lease less one (1) day, and at the lower of (a) Tenant’s proposed subrental or (b) the rate of Fixed Annual Rent and Additional Rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting. Tenant’s Recapture Offer shall specify the date when the Leaseback Area will be made available to Landlord, which date shall be in no event earlier than ninety (90) days nor later than one hundred eighty (180) days following the acceptance of Tenant’s Recapture Offer (the “Recapture Date”). If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the Premises being sublet, then Landlord shall have the option to extend the term of its proposed sublease for the balance of the term of this Lease less one (1) day. Landlord shall have a period of ninety (90) days from the receipt of such Tenant’s Recapture Offer to either accept or reject Tenant’s Recapture Offer or to terminate this Lease.
          4.03. If Landlord exercises its option to terminate this Lease, then (i) the term of this Lease shall end at the election of Landlord either (x) on the date that such assignment or sublet was to become effective or commence, as the case may be, or (y) on the Recapture Date and (ii) Tenant shall surrender to Landlord and vacate the Premises on or before such date in the same condition as is otherwise required upon the expiration of this Lease by its terms, (iii) the Rent and Additional Rent due hereunder shall be paid and apportioned to such date, and (iv) Landlord shall be free to lease the Premises (or any portion thereof) to any individual or entity including, without limitation, Tenant’s proposed assignee or subtenant.
          4.04. If Landlord shall accept Tenant’s Recapture Offer, Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord’s counsel;
               If a sublease is so made it shall expressly:
          (i) permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;
          (ii) provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

          (iii) negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;
          (iv) provide that Landlord shall accept the Leaseback Area “as is” except that Landlord, at Tenant’s expense, shall perform all such work and make all such alterations as may be required physically to separate the Leaseback Area from the remainder of the Premises and to permit lawful occupancy, it being intended that Tenant shall have no other cost or expense in connection with the subletting of the Leaseback Area;
          (v) provide that at the expiration of the term of such sublease Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.
          4.05 Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for Fixed Annual Rent and Additional Rent, if any, due under the within Lease, which are in excess of the rents and additional sums due under such sublease. Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.
          4.06 If Tenant requests Landlord’s consent to a specific assignment or subletting, it shall submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or sublessee and as to the nature of its proposed use of the space, and (iv) banking, financial or other credit information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or sublessee.
          4.07. If Landlord shall not have accepted Tenant’s Recapture Offer and Landlord shall not have terminated this Lease, as provided for in Section 4.02 hereof, then Landlord will not unreasonably withhold or delay its consent to Tenant’s request for consent to such specific assignment or subletting for the use permitted under this Lease, provided that:
          (i) The Premises shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than the higher of (a) the Fixed Annual Rent and all Additional Rent then payable, or (b) the then prevailing rental rate for other space in the Building;

          (ii) The proposed assignee or subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises, in a manner consistent with the permitted use and in keeping with the standards of the Building;
          (iii) The proposed assignee or subtenant shall not then be a tenant, subtenant, assignee or occupant of any space in the Building, nor shall the proposed assignee or subtenant be a person or entity who has dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent;
          (iv) The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not be likely to increase operating expenses or the burden on existing cleaning services, elevators or other services and/or systems of the Building;
          (v) In case of a subletting, the subtenant shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance;
          (vi) No subletting shall end later than one (1) day before the Expiration Date nor shall any subletting be for a term of less than two (2) years unless it commences less than two (2) years before the Expiration Date;
          (vii) At no time shall there be more than two (2) occupants, including Tenant, in the Premises;
          (viii) Tenant shall reimburse Landlord on demand for any reasonable costs, including attorneys’ fees and disbursements that may be incurred by Landlord in connection with said assignment or sublease;
          (ix) The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not require any alterations, installations, improvements, additions or other physical changes to be performed, or made to, any portion of the Building or the Real Property other than the Premises; and
          (x) The proposed assignee or subtenant shall not be any entity which is entitled to diplomatic or sovereign immunity or which is not subject to service of process in the State of New York or to the jurisdiction of the courts of the State of New York and the United States located in New York County.
          4.08 Any consent of Landlord under this Article shall be subject to the terms of this Article and conditioned upon there being no default by Tenant, beyond any grace period, under any of the terms, covenants and conditions of this Lease at the time that Landlord’s consent to any such subletting or assignment is requested and on the date of the commencement of the term of any proposed sublease or the effective date of any proposed assignment. Tenant acknowledges and agrees that no assignment or subletting shall be effective unless and until Tenant, upon receiving any necessary Landlord’s written consent (and unless it was theretofore delivered to Landlord) causes a duly executed copy of the sublease or assignment to be delivered to Landlord within ten (10) days after execution thereof. Any such sublease shall provide that the sublessee shall comply with all applicable terms and conditions of this Lease to be performed by the Tenant hereunder. Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by the Tenant.
          4.09. Anything hereinabove contained to the contrary notwithstanding, Landlord’s consent shall not be required for an assignment of this Lease, or sublease of all or part of the Premises for the uses permitted hereunder, to a Related Entity provided that (i) Landlord is given prior notice thereof and reasonably satisfactory proof that the requirements of this Lease have been met and Tenant agrees to remain primarily liable, jointly and severally, with any transferee or assignee, for the obligations of Tenant under this Lease and (ii) in Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (x) is in keeping with the standards of the Building and (y) would not adversely affect or increase Landlord’s cost in the operation of the Building.
          4.10 For purposes of this Article:
          (i) a “Related Entity” shall mean (x) a wholly-owned subsidiary of Tenant or any corporation or entity which controls or is controlled by Tenant or is under common control with Tenant or (y) any entity (i) to which substantially all the assets of Tenant are transferred or (ii) into which Tenant may be merged or consolidated, provided that in either such case both the net worth and ratio of current assets to current liabilities (exclusive of good will) of such transferee or of the resulting or surviving corporation or other business entity, as the case may be, as certified by the certified public accountants of such transferee or the resulting or surviving business entity in accordance with generally accepted accounting principles, consistently applied, is not less than Tenant’s net worth and ratio of current assets to current liabilities (exclusive of good will), as so certified, as of (a) the Commencement Date or (b) the day immediately prior to such transaction, whichever is greater, and provided also that any such transaction complies with the other provisions of this Article; and
          (ii) the term “control” shall mean, in the case of a corporation or other entity, ownership or voting control, directly or indirectly, of at least fifty (50%) percent of all of the general or other partnership (or similar) interests therein.
          4.11 Anything hereinabove contained to the contrary notwithstanding, the “recapture” provisions of this Article shall not apply in connection with, and Landlord’s consent shall not be required for a sublease of part of the Premises, which portion of the of the Premises shall not exceed the entire rentable square footage of Space A, by Tenant named on the front page of this Lease (the “Named Tenant”) for the uses permitted hereunder, to either (a) Mariner Partners, Inc., or (b) Tricadia Capital Management LLC, provided that (i) Landlord is given at least thirty (30) days prior notice thereof along with a copy of the proposed sublease, and reasonably satisfactory proof that the requirements of this Article 4 have been met and Tenant agrees to remain primarily liable for the obligations of Tenant under this Lease, (ii) in Landlord’s reasonable judgment the proposed subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (x) is in keeping with the standards of the Building and (y) would not adversely affect or increase Landlord’s cost in the operation of the Building, (iii) to the extent to which such subletting shall be for a term ending after December 31, 2010, or three (3) years from the Space A Commencement Date, such subletting shall be subject to the “recapture” provisions of this Article, and (iv) after such subletting, the Named Tenant shall occupy no less than fifty (50%) percent of the entire Premises for the conduct of its business (as opposed to mere lawful possession).
          4.12 If Landlord shall not have accepted Tenant’s Recapture Offer hereunder and Landlord has not elected to terminate this Lease, and Tenant effects any assignment or subletting (other than pursuant to Section 4.09 above), then Tenant thereafter shall pay to Landlord a sum equal to fifty (50%) percent of (a) any rent or other consideration payable to Tenant by any subtenant (after deducting the cost of Tenant, if any, in effecting the subletting or assignment, for reasonable alteration costs, advertising expenses, brokerage commissions, reasonable rent concessions and legal fees) which is in excess of the rent allocable to the subleased space which is then being paid by Tenant to Landlord pursuant to the terms hereof, and (b) any other profit or gain realized by Tenant (after deducting the cost of Tenant, if any, in effecting the subletting or assignment, for reasonable alteration costs, advertising expenses, brokerage commissions, reasonable rent concessions and legal fees not previously deducted in subsection a above) from any such subletting or assignment. In computing such excess amount and/or profit or gain, any advertising, legal expenses and brokerage commissions reasonably incurred by Tenant in connection with such assignment or subleasing shall be deducted on an amortized basis (i.e., in equal monthly installments) over the balance of the term of the sublease, in the event of a subletting, or this Lease, in the event of an assignment. The foregoing amounts shall be payable to Landlord only if, as and when, the same are received by Tenant from said assignee or sublessee.
          4.13 In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Article. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.
ARTICLE 5
DEFAULT
          5.01 Landlord may terminate this Lease on five (5) days’ notice: (a) if Fixed Annual Rent or Additional Rent is not paid within five (5) days after written notice from Landlord; or (b) if Tenant shall have failed to cure a default in the performance of any covenant of this Lease (except the payment of Rent), or any rule or regulation hereinafter set forth, within ten (10) days after written notice thereof from Landlord, or if default cannot be completely cured in such time, if Tenant shall not promptly proceed to cure such default within said ten (10) days, or shall not complete the curing of such default with due diligence; or (c) when and to the extent permitted by law, if a petition in bankruptcy shall be filed by or against Tenant or if Tenant shall make a general assignment for the benefit of creditors, or receive the benefit of any insolvency or reorganization act; or (d) if a receiver or trustee is appointed for any portion of Tenant’s property and such appointment is not vacated within twenty (20) days; or (e) if an execution or attachment shall be issued under which the Premises shall be taken or occupied or attempted to be taken or occupied by anyone other than Tenant; or (f) if the Premises become and remain deserted for a period of ten (10) days; or (g) if Tenant shall default beyond any grace period under any other lease between Tenant and Landlord. At the expiration of the five (5) day notice period, this Lease and any rights of renewal or extension thereof shall terminate as completely as if that were the date originally fixed for the expiration of the Term of this Lease, but Tenant shall remain liable as hereinafter provided.
          5.02 In the event that Tenant is in arrears for Fixed Annual Rent or any item of Additional Rent, Tenant waives its right, if any, to designate the items against which payments made by Tenant are to be credited and Landlord may apply any payments made by Tenant to any items which Landlord in its sole discretion may elect irrespective of any designation by Tenant as to the items against which any such payment should be credited.
          5.03 Tenant shall not seek to remove and/or consolidate any summary proceeding brought by Landlord with any action commenced by Tenant in connection with this Lease or Tenant’s use and/or occupancy of the Premises.
          5.04 In the event of a default by Landlord hereunder, no property or assets of Landlord, or any principals, shareholders, officers, directors, partners or members of Landlord, whether disclosed or undisclosed, other than the Building in which the Premises are located and the land upon which the Building is situated, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use and occupancy of the Premises.
ARTICLE 6
RELETTING, ETC.
          6.01 If Landlord shall re-enter the Premises on the default of Tenant, by summary proceedings or otherwise: (a) Landlord may re-let the Premises or any part thereof, as Tenant’s agent, in the name of Landlord, or otherwise, for a term shorter or longer than the balance of the term of this Lease, and may grant concessions or free rent; (b) Tenant shall pay Landlord any deficiency between the rent hereby reserved and the net amount of any rents collected by Landlord for the remaining term of this Lease, through such re-letting. Such deficiency shall become due and payable monthly, as it is determined. Landlord shall have no obligation to re-let the Premises, and its failure or refusal to do so, or failure to collect rent on re-letting, shall not affect Tenant’s liability hereunder. In computing the net amount of rents collected through such re-letting, Landlord may deduct all expenses incurred in obtaining possession or re-letting the Premises, including legal expenses and fees, brokerage fees, the cost of restoring the Premises to good order, and the cost of all alterations and decorations deemed necessary by Landlord to effect re-letting. In no event shall

Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original term of this Lease; (c) Tenant hereby expressly waives any right of redemption granted by any present or future law. “Re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. In the event of a breach or threatened breach of any of the covenants or provisions hereof, Landlord shall have the right of injunctive relief. Mention herein of any particular remedy shall not preclude Landlord from any other available remedy; (d) Landlord shall recover as liquidated damages, in addition to accrued rent and other charges, if Landlord’s re-entry is the result of Tenant’s bankruptcy, insolvency, or reorganization, the full rental for the maximum period allowed by any act relating to bankruptcy, insolvency or reorganization.
          6.02 If Landlord re-enters the Premises for any cause, or if Tenant abandons the Premises, or after the expiration of the term of this Lease, any property left in the Premises by Tenant shall be deemed to have been abandoned by Tenant, and Landlord shall have the right to retain or dispose of such property in any manner without any obligation to account therefor to Tenant. If Tenant shall at any time default hereunder, and if Landlord shall institute an action or summary proceeding against Tenant based upon such default, then Tenant will reimburse Landlord for the legal expenses and fees thereby incurred by Landlord.
ARTICLE 7
LANDLORD MAY CURE DEFAULTS
          7.01 If Tenant shall default in performing any covenant or condition of this Lease, Landlord may perform the same for the account of Tenant, and if Landlord, in connection therewith, or in connection with any default by Tenant, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorney’s fees, such sums so paid or obligations incurred shall be deemed to be Additional Rent hereunder, and shall be paid by Tenant to Landlord within five (5) days of rendition of any bill or statement therefor, and if Tenant’s lease term shall have expired at the time of the making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.
ARTICLE 8
ALTERATIONS
          8.01 Tenant shall make no decoration, alteration, addition or improvement in the Premises, without the prior written consent of Landlord, and then only by contractors or mechanics and in such manner and time, and with such materials, as approved by Landlord. All alterations, additions or improvements to the Premises, including air-conditioning equipment and duct work, except movable office furniture and trade equipment installed at the expense of Tenant, shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall be surrendered with the Premises, at the expiration or sooner termination of the term of this Lease. Any such alterations, additions and improvements which Landlord shall designate shall be removed by Tenant and any damage repaired, at Tenant’s expense, prior to the expiration of this Lease.
          8.02 Anything hereinabove to the contrary notwithstanding, Landlord will not unreasonably withhold or delay approval of written requests of Tenant to make nonstructural interior alterations, decorations, additions and improvements (herein referred to as “Alterations”) in the Premises, provided that such Alterations do not affect utility services or plumbing and electrical lines or other systems of the Building and do not affect and are not visible from any portion of the Building outside of the Premises. All Alterations shall be performed in accordance with the following conditions:
          (i) Prior to the commencement of any Alterations costing more than $50,000.00 or requiring a building permit, Tenant shall first submit to Landlord for its approval detailed dimensioned coordinated plans and specifications, including layout, architectural, mechanical, electrical, plumbing and structural drawings for each proposed Alteration. Landlord shall be given, in writing, a good description of all other Alterations.
          (ii) All Alterations in and to the Premises shall be performed in a good and workmanlike manner and in accordance with the Building’s rules and regulations governing Tenant Alterations. Prior to the commencement of any such Alterations, Tenant shall, at its sole cost and expense, obtain and exhibit to Landlord any governmental permit required in connection with such Alterations. In order to compensate Landlord for its general conditions and the costs incurred by Landlord in connection with Tenant’s performance of Alterations in and/or to the Premises (including, without limitation, the costs incurred by Landlord in connection with the coordination of Alterations which may affect systems or services of the Building or portions of the Building outside of the Premises), Tenant shall pay to Landlord a fee equal to five (5%) percent of the cost of such Alterations (excluding, however any Alterations performed by Tenant within the first twelve (12) months of the Term and any Alterations which do not affect utility services or plumbing and electrical lines or other systems of the Building, cost less than $50,000.00, and do not require a building permit). Such fee shall be paid by Tenant as Additional Rent hereunder within ten (10) days following receipt of an invoice therefor.
          (iii) All Alterations shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directions, rules and regulations of governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto, and also New York City Local Law No. 76 and similar present or future laws, and regulations issued pursuant thereto, on abatement, storage, transportation and disposal of asbestos and other hazardous materials, which work, if required, shall be effected at Tenant’s sole cost and expense, by contractors and consultants approved by Landlord and in strict compliance with the aforesaid rules and regulations and with Landlord’s rules and regulations thereon.
          (iv) All work shall be performed with union labor having the proper jurisdictional qualifications.

          (v) Tenant shall keep the Building and the Premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the Premises.
          (vi) Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of the following insurance:
               (a) Workmen’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises.
               (b) Broad form general liability insurance written on an occurrence basis naming Tenant as an insured and naming Landlord and its designees as additional insureds, with limits of not less than $3,000,000 combined single limit for personal injury in any one occurrence, and with limits of not less than $500,000 for property damage (the foregoing limits may be revised from time to time by Landlord to such higher limits as Landlord from time to time reasonably requires). Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all time when the work to be performed for or by Tenant is in progress. All such insurance shall be obtained from a company authorized to do business in New York and shall provide that it cannot be canceled without thirty (30) days prior written notice to Landlord. All polices, or certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Landlord. Blanket coverage shall be acceptable, provided that coverage meeting the requirements of this paragraph is assigned to Tenant’s location at the Premises.
          (vii) Intentionally Deleted.
          (viii) All work to be performed by Tenant shall be done in a manner which will not interfere with or disturb other tenants and occupants of the Building.
          (ix) The review and/or approval by Landlord, its agents, consultants and/or contractors, of any Alteration or of plans and specifications therefor and the coordination of such Alteration work with the Building, as described in part above, are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant; nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with laws of any plans and specifications, Alterations or any other matter relating thereto.
          (x) Promptly following the substantial completion of any Alterations, Tenant shall submit to Landlord: (a) one (1) sepia and one (1) copy on disk (using a current version of Autocad or such other similar software as is then commonly in use) of final, “as-built” plans for the Premises showing all such Alterations and demonstrating that such Alterations were performed substantially in accordance with plans and specifications first approved by Landlord and (b) an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen; architects’ and Tenant’s certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for such Alterations.

ARTICLE 9
LIENS
          9.01 Prior to commencement of its work in the Premises, Tenant shall obtain and deliver to Landlord a written letter of authorization, in form satisfactory to Landlord’s counsel, signed by all architects, engineers and designers to become involved in such work, which shall confirm that any of their drawings or plans are to be removed from any filing with governmental authorities on request of Landlord, in the event that said architect, engineer or designer thereafter no longer is providing services with respect to the Premises. With respect to contractors, subcontractors, materialmen and laborers, and architects, engineers and designers, for all work or materials to be furnished to Tenant at the Premises, Tenant agrees to obtain and deliver to Landlord written and unconditional waiver of mechanics liens upon the Premises or the Building after payments to the contractors, etc., subject to any then applicable provisions of the Lien Law. Notwithstanding the foregoing, Tenant at its expense shall cause any lien filed against the Premises or the Building, for work or materials claimed to have been furnished to Tenant, to be discharged of record within ten (10) days after notice thereof.
ARTICLE 10
REPAIRS
          10.01 Tenant shall take good care of the Premises and the fixtures and appurtenances therein, and shall make all repairs necessary to keep them in good working order and condition, including structural repairs when those are necessitated by the act, omission or negligence of Tenant or its agents, employees, invitees or contractors, subject to the provisions of Article 11 hereof. During the term of this Lease, Tenant may have the use of any air-conditioning equipment servicing the Premises, subject to the provisions of Article 35 of this Lease, and shall reimburse Landlord, in accordance with Article 41 of this Lease, for electricity consumed by the equipment. The exterior walls and roofs of the Building, the mechanical rooms, service closets, shafts, areas above any hung ceiling and the windows and the portions of all window sills outside same are not part of the Premises demised by this Lease, and Landlord hereby reserves all rights to such parts of the Building. Notwithstanding the foregoing, Tenant shall be permitted access above the hung ceilings within the Premises for the sole purpose of installing and maintaining wiring, cabling and conduits for computer and communications systems. Tenant shall not paint, alter, drill into or otherwise change the appearance of the windows including, without limitation, the sills, jambs, frames, sashes, and meeting rails.

ARTICLE 11
FIRE OR OTHER CASUALTY
          11.01 Damage by fire or other casualty to the Building and to the core and shell of the Premises (excluding the tenant improvements and betterments and Tenant’s personal property) shall be repaired at the expense of Landlord (“Landlord’s Restoration Work”), but without prejudice to the rights of subrogation, if any, of Landlord’s insurer to the extent not waived herein. Landlord shall not be required to repair or restore any of Tenant’s property or any alteration, installation or leasehold improvement made in and/or to the Premises. If, as a result of such damage to the Building or to the core and shell of the Premises, the Premises are rendered untenantable, the Rent shall abate in proportion to the portion of the Premises not usable by Tenant from the date of such fire or other casualty until Landlord’s Restoration Work is substantially completed. Landlord shall not be liable to Tenant for any delay in performing Landlord’s Restoration Work, Tenant’s sole remedy being the right to an abatement of Rent, as provided above. Tenant shall cooperate with Landlord in connection with the performance by Landlord of Landlord’s Restoration Work. If the Premises are rendered wholly untenantable by fire or other casualty and if Landlord shall decide not to restore the Premises, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it (whether or not the Premises have been damaged), Landlord may within ninety (90) days after such fire or other cause give written notice to Tenant of its election that the term of this Lease shall automatically expire no less than ten (10) days after such notice is given. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums. Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof.
          11.02 In the event that the Premises has been damaged or destroyed and this Lease has not been terminated in accordance with the provisions of this Article, Tenant shall (i) cooperate with Landlord in the restoration of the Premises and shall remove from the Premises as promptly as reasonably possible all of Tenant’s salvageable inventory, movable equipment, furniture and other property and (ii) repair the damage to the tenant improvements and betterments and Tenant’s personal property and restore the Premises within one hundred eighty (180) days following the date upon which the core and shell of the Premises shall have been substantially repaired by Landlord.
ARTICLE 12
END OF TERM
          12.01 Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, except for reasonable wear and tear and damage by fire or other casualty, and Tenant shall remove all of its property. Tenant agrees it shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender the Premises will be substantial, will exceed the amount of monthly Rent theretofore payable hereunder, and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within one (1) day after the date of the expiration or sooner termination of the Term of this Lease, then Tenant will pay Landlord as liquidated damages for each month and for each portion of the first month during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to one and one-half (1 1/2) times the average Rent which was payable per month under this Lease during the last six months of the Term thereof and for the second and subsequent months during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to two (2) times the Rent which was payable per month under this Lease during the last month of the Term thereof. Tenant shall also pay all Additional Rent as incurred in the normal course of operations under the Lease. The aforesaid obligations shall survive the expiration or sooner termination of the Term of this Lease. At any time during the Term of this Lease, Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord’s interest therein. During the last year of the term of this Lease, Landlord may exhibit the Premises to prospective tenants.
ARTICLE 13
SUBORDINATION AND ESTOPPEL, ETC.
          13.01 This Lease, and all rights of Tenant hereunder, are, and shall continue to be, subject and subordinate in all respects to:
     (1) all ground leases, overriding leases and underlying leases of the land and/or the building now or hereafter existing;
     (2) all mortgages that may now or hereafter affect the land, the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings;
     (3) each and every advance made or hereafter to be made under such mortgages;
     (4) all renewals, modifications, replacements and extensions of such leases and such mortgages; and
     (5) all spreaders and consolidations of such mortgages.

          13.02 The provisions of Section 13.01 of this Article shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver any instrument that Landlord, the lessor of any such lease, the holder of any mortgage or any of its successors in interest shall reasonably request to evidence such subordination and, in the event that Tenant shall fail to execute and deliver any such instrument within ten (10) days after request therefor, Tenant shall irrevocably constitute and appoint Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article 13 are herein sometimes called “superior leases”, the mortgages to which this Lease is, at the time referred to, subject and subordinate are herein sometimes called “superior mortgages”, the lessor of a superior lease or its successor in interest at the time referred to is sometimes herein called a “lessor” and the mortgagee under a superior mortgage or its successor in interest at the time referred to is sometimes herein called a “mortgagee”.
          13.03 In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until:
     (i) it has given written notice of such act or omission to the mortgagee of each superior mortgage and the lessor of such superior lease whose name and address shall previously have been furnished to Tenant; and
     (ii) a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such mortgagee or lessor shall have obtained possession of the Premises and become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy). Nothing contained herein shall obligate such lessor or mortgagee to remedy such act or omission.
          13.04 If the lessor of a superior lease or the mortgagee of a superior mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then, at the request of such party so succeeding to Landlord’s rights (hereinafter sometimes called a “successor landlord”), and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such successor landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment, except that such successor landlord shall not be subject to any offset or liable for any previous act or omission of Landlord under this Lease.
          13.05 If, in connection with obtaining financing or refinancing for the Building, a banking, insurance, or other lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not materially increase the obligation, or materially decrease the rights, of Tenant hereunder. In no event shall a requested modification of this Lease requiring Tenant to do the following be deemed to materially adversely affect the leasehold interest hereby created:
     (i) give notice of any default by Landlord under this Lease to such lender and/or permit the curing of such defaults by such lender; and
     (ii) obtain such lender’s consent for any modification of this Lease.
          13.06 This Lease may not be modified or amended so as to reduce the Rent, shorten the term, or otherwise materially affect the rights of Landlord hereunder, or be canceled or surrendered, without the prior written consent in each instance of the ground lessors and of any mortgagees whose mortgages shall require such consent. Any such modification, agreement, cancellation or surrender made without such prior written consent shall be null and void.
          13.07 Tenant agrees that if this Lease terminates, expires or is canceled for any reason or by any means whatsoever by reason of a default under a ground lease or mortgage, and the ground lessor or mortgagee so elects by written notice to Tenant, this Lease shall automatically be reinstated for the balance of the term which would have remained but for such termination, expiration or cancellation, at the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same force and effect as if no such termination, expiration or cancellation had taken place. Tenant covenants to execute and deliver any instrument required to confirm the validity of the foregoing.
          13.08 From time to time, Tenant, on at least ten (10) days’ prior written request by Landlord, shall deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the Rent and other charges have been paid and stating whether or not Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default. Tenant hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, acknowledge and deliver any such statements or certificates for and on behalf of Tenant in the event that Tenant fails to so execute any such statement or certificate.
ARTICLE 14
CONDEMNATION
          14.01 If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu thereof, for any public or quasi-public purpose, this Lease shall terminate on the date of the vesting of title through such proceeding or purchase, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term of this Lease, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but Rent shall abate in proportion to the portion of the Premises condemned.
ARTICLE 15
REQUIREMENTS OF LAW
          15.01 Tenant at its expense shall comply with all laws, orders and regulations of any governmental authority having or asserting jurisdiction over the Premises, which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the use or occupancy thereof, including, without limitation, compliance in the Premises with all City, State and Federal laws, rules and regulations on the disabled or handicapped, on fire safety and on hazardous materials. The foregoing shall not require Tenant to do structural work to the Building.
          15.02 Tenant shall require every person engaged by him to clean any window in the Premises from the outside, to use the equipment and safety devices required by Section 202 of the Labor Law and the rules of any governmental authority having or asserting jurisdiction.
          15.03 Tenant at its expense shall comply with all requirements of the New York Board of Fire Underwriters, or any other similar body affecting the Premises, and shall not use the Premises in a manner which shall increase the rate of fire insurance of Landlord or of any other tenant, over that in effect prior to this Lease. If Tenant’s use of the Premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs. That the Premises are being used for the purpose set forth in Article 1 hereof shall not relieve Tenant from the foregoing duties, obligations and expenses.
ARTICLE 16
CERTIFICATE OF OCCUPANCY
          16.01 Tenant will at no time use or occupy the Premises in violation of the certificate of occupancy issued for the Building. The statement in this Lease of the nature of the business to be conducted by Tenant shall not be deemed to constitute a representation or guaranty by Landlord that such use is lawful or permissible in the Premises under the certificate of occupancy for the Building.
ARTICLE 17
POSSESSION
          17.01 If Landlord shall be unable to give possession of Space A on the Space A Commencement Date or Space B on the Space B Commencement Date because of the retention of possession of any occupant thereof, alteration or construction work, or for any other reason, Landlord shall not be subject to any liability for such failure. In such event, this Lease shall stay in full force and effect, without extension of its Term. However, the Space A Rent Commencement Date or the Space B Rent Commencement Date, as the case may be, hereunder shall be delayed until one hundred twenty (120) days from the date the Space A or Space B, as the case may be, are available for occupancy by Tenant. If delay in possession is due to work, changes or decorations being made by or for Tenant, or is otherwise caused by Tenant, there shall be no rent abatement and the Rent shall commence on the date specified in this Lease. If permission is given to Tenant to occupy the Premises or other Premises prior to the date specified as the commencement of the Term, such occupancy shall be deemed to be pursuant to the terms of this Lease, except that the parties shall separately agree as to the obligation of Tenant to pay Rent for such occupancy. The provisions of this Article are intended to constitute an “express provision to the contrary” within the meaning of Section 223(a), New York Real Property Law.
ARTICLE 18
QUIET ENJOYMENT
          18.01 Landlord covenants that if Tenant pays the Rent and performs all of Tenant’s other obligations under this Lease, Tenant may peaceably and quietly enjoy the Premises, subject to the terms, covenants and conditions of this Lease and to the ground leases, underlying leases and mortgages hereinbefore mentioned.
ARTICLE 19
RIGHT OF ENTRY
          19.01 Tenant shall permit Landlord to erect, construct and maintain pipes, conduits and shafts in and through the Premises. Landlord or its agents shall have the right to enter or pass through the Premises at all times, by master key and, in the event of an emergency, by reasonable force or otherwise, to examine the same, and to make such repairs, alterations or additions as it may deem necessary or desirable to the Premises or the Building, and to take all material into and upon the Premises that may be required therefor. Such entry and work shall not constitute an eviction of Tenant in whole or in part, shall not be grounds for any abatement of Rent, and shall impose no liability on Landlord by reason of inconvenience or injury to Tenant’s business. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant, to change the arrangement and/or location of entrances or passageways, windows, corridors, elevators, stairs, toilets, or other public parts of the Building, and to change the designation of rooms and suites and the name or number by which the Building is known.

ARTICLE 20
INDEMNITY
          20.01 Tenant shall indemnify, defend and save Landlord harmless from and against any liability or expense arising from the use or occupation of the Premises by Tenant, or anyone on the Premises with Tenant’s permission, or from any breach of this Lease.
ARTICLE 21
LANDLORD’S LIABILITY, ETC.
          21.01 This Lease and the obligations of Tenant hereunder shall not in any way be affected because Landlord is unable to fulfill any of its obligations or to supply any service, by reason of strike or other cause not within Landlord’s control. Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord, until such repairs, alterations or improvements shall have been completed. Landlord shall not be liable to Tenant or anyone else, for any loss or damage to person, property or business; nor shall Landlord be liable for any latent defect in the Premises or the Building. Neither the partners, entities or individuals comprising the Landlord, nor the agents, directors, or officers or employees of any of the foregoing shall be liable for the performance of the Landlord’s obligations hereunder. Tenant agrees to look solely to Landlord’s estate and interest in the land and Building, or the lease of the Building or of the land and Building, and the Premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and in the event of any liability by Landlord, no other property or assets of Landlord or of any of the aforementioned parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.
ARTICLE 22
CONDITION OF PREMISES
          22.01 The parties acknowledge that Tenant has inspected the Premises and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Premises at the commencement of the Term in its then “as is” condition. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Premises in order to make it suitable and ready for occupancy and use by Tenant.

ARTICLE 23
CLEANING
          23.01 Landlord shall cause the Premises to be kept clean in accordance with Landlord’s customary standards for the Building, provided they are kept in order by Tenant. Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises and the use of Tenant’s light, power and water in the Premises as may be reasonably required for the purpose of cleaning the Premises. Landlord may remove Tenant’s extraordinary refuse from the Building and Tenant shall pay the cost thereof.
          23.02 Tenant acknowledges that Landlord has designated a cleaning contractor for the Building. Tenant agrees to employ said cleaning contractor or such other contractor as Landlord shall from time to time designate (the “Building Cleaning Contractor”) to perform all cleaning services Tenant elects to have performed within the Premises in addition to those provided pursuant to Section 23.01 above, and for any other waxing, polishing, and other cleaning and maintenance work of the Premises and Tenant’s furniture, fixtures and equipment (collectively, “Tenant Cleaning Services”) provided that the prices charged by said contractor are comparable to the prices customarily charged by other reputable cleaning contractors employing union labor in midtown Manhattan for the same level and quality of service. Tenant acknowledges that it has been advised that the cleaning contractor for the Building may be a division or affiliate of Landlord. Tenant agrees that it shall not employ any other cleaning and maintenance contractor, nor any individual, firm or organization for such purpose, without Landlord’s prior written consent. In the event that Landlord and Tenant cannot agree on whether the prices then being charged by the Building Cleaning Contractor for such cleaning services are comparable to those charged by other reputable contractors as herein provided, then Landlord and Tenant shall each obtain two (2) bona fide bids for such services from reputable cleaning contractors performing such services in comparable buildings in midtown Manhattan employing union labor, and the average of the four bids thus obtained shall be the standard of comparison. In the event that the Building Cleaning Contractor does not agree to perform such cleaning services for Tenant at such average price, Landlord shall not unreasonably withhold its consent to the performance of Tenant Cleaning Services by a reputable cleaning contractor designated by Tenant employing union labor with the proper jurisdictional qualifications; provided, however, that, without limitation, Landlord’s experience with such contractor or any criminal proceedings pending or previously filed against such contractor may form a basis upon which Landlord may withhold or withdraw its consent.
ARTICLE 24
JURY WAIVER
          24.01 Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or involving the right to any statutory relief or remedy. Tenant will not interpose any counterclaim of any nature (other than a compulsory counterclaim) in any summary proceeding.

ARTICLE 25
NO WAIVER, ETC.
          25.01 No act or omission of Landlord or its agents shall constitute an actual or constructive eviction, unless Landlord shall have first received written notice of Tenant’s claim and shall have had a reasonable opportunity to meet such claim. In the event that any payment herein provided for by Tenant to Landlord shall become overdue for a period in excess of ten (10) days, then at Landlord’s option a “late charge” shall become due and payable to Landlord, as Additional Rent, from the date it was due until payment is made, at the following rates: for individual and partnership lessees, said late charge shall be computed at the maximum legal rate of interest; for corporate or governmental entity lessees the late charge shall be computed at two percent per month unless there is an applicable maximum legal rate of interest which then shall be used. No act or omission of Landlord or its agents shall constitute an acceptance of a surrender of the Premises, except a writing signed by Landlord. The delivery or acceptance of keys to Landlord or its agents shall not constitute a termination of this Lease or a surrender of the Premises. Acceptance by Landlord of less than the Rent herein provided shall at Landlord’s option be deemed on account of earliest Rent remaining unpaid. No endorsement on any check, or letter accompanying Rent, shall be deemed an accord and satisfaction, and such check may be cashed without prejudice to Landlord. No waiver of any provision of this Lease shall be effective, unless such waiver be in writing signed by the party to be charged. In no event shall Tenant be entitled to make, nor shall Tenant make any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord had unreasonably withheld, delayed or conditioned its consent or approval to any request by Tenant made under a provision of this Lease. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment. Tenant shall comply with the rules and regulations contained in this Lease, and any reasonable modifications thereof or additions thereto. Landlord shall not be liable to Tenant for the violation of such rules and regulations by any other tenant. Failure of Landlord to enforce any provision of this Lease, or any rule or regulation, shall not be construed as the waiver of any subsequent violation of a provision of this Lease, or any rule or regulation. This Lease shall not be affected by nor shall Landlord in any way be liable for the closing, darkening or bricking up of windows in the Premises, for any reason, including as the result of construction on any property of which the Premises are not a part or by Landlord’s own acts.
ARTICLE 26
OCCUPANCY AND USE BY TENANT
          26.01 If this Lease is terminated because of Tenant’s default hereunder, then, in addition to Landlord’s rights of re-entry, restoration, preparation for and rerental, and anything elsewhere in this Lease to the contrary notwithstanding, all Rent and Additional Rent reserved in this Lease from the date of such breach to the expiration date of this Lease shall become immediately due and payable to Landlord and Landlord shall retain its right to judgment on and collection of Tenant’s aforesaid obligation to make a single payment to Landlord of a sum equal to the total of all Rent and Additional Rent reserved for the remainder of the original Term of this Lease, subject to future credit or repayment to Tenant in the event of any rerenting of the Premises by Landlord, after first deducting from rerental income all expenses incurred by Landlord in reducing to judgment or otherwise collecting Tenant’s aforesaid obligation, and in obtaining possession of, restoring, preparing for and re-letting the Premises. In no event shall Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original Term of this Lease.
ARTICLE 27
NOTICES
          27.01 Any bill, notice or demand from Landlord to Tenant, may be delivered personally at the Premises or sent by registered or certified mail or by any nationally recognized overnight delivery service and addressed to Tenant at the Premises or at the address first set forth herein. Such bill, notice or demand shall be deemed to have been given at the time of delivery, mailing or receipt by such delivery service. Any notice, request or demand from Tenant to Landlord must be sent by registered or certified mail to the last address designated in writing by Landlord.
ARTICLE 28
WATER
          28.01 Tenant shall pay the amount of Landlord’s cost for all excessive water (“Excessive Water”) used by Tenant for any purpose other than ordinary lavatory, drinking, pantry and cleaning uses, and any sewer rent or tax based thereon. If Tenant shall consume excessive amounts of water, Landlord may install a water meter to measure Tenant’s Excessive Water consumption and Tenant agrees to pay for any such Excess Water consumption as shown on said meter at Landlord’s cost therefor plus seven (7%) percent. If water is made available to Tenant in the Building or the Premises through a meter which also supplies other Premises, or without a meter, then Tenant shall pay to Landlord a reasonable charge per month for Excessive Water use. Landlord reserves the right to discontinue water service to the Premises if either the quantity or character of such service is changed or is no longer available or suitable for Tenant’s requirements without releasing Tenant from any liability under this Lease and without Landlord or Landlord’s agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service.

ARTICLE 29
SPRINKLER SYSTEM
          29.01 If there shall be a “sprinkler system” in the Premises for any period during this Lease, Tenant shall pay a reasonable charge per month, for sprinkler supervisory service. If such sprinkler system is damaged by any act or omission of Tenant or its agents, employees, licensees or visitors, Tenant shall restore the system to good working condition at its own expense. If the New York Board of Fire Underwriters, the New York Fire Insurance Exchange, the Insurance Services Office, or any governmental authority requires the installation of, or any alteration to a sprinkler system by reason of Tenant’s particular manner of occupancy or use of the Premises, including any alteration necessary to obtain the full allowance for a sprinkler system in the fire insurance rate of Landlord, or for any other reason, Tenant shall make such installation or alteration promptly, and at its own expense.
ARTICLE 30
HEAT, ELEVATOR, ETC.
          30.01 Landlord shall provide elevator service during all usual business hours, except on Sundays, State holidays, Federal holidays, or Building Service Employees Union Contract holidays. Landlord shall furnish heat to the Premises during the same hours on the same days in the cold season in each year. If the elevators in the Building are manually operated, Landlord may convert to automatic elevators at any time, without in any way affecting Tenant’s obligations hereunder.
ARTICLE 31
SECURITY DEPOSIT
          31.01 As of the Commencement Date, Landlord shall not require Tenant to deposit with Landlord any monies as and for security (the “Security”) for the performance by Tenant of the terms of this Lease, provided that (i) Tenant shall maintain a A.M. Best Company credit rating (or credit rating off any successor thereto) (“Best’s rating”) of A- or greater, and (ii) on or before January 1st of each calendar year during the Term of the Lease, Tenant shall provide Landlord with a certification of Tenant’s Best’s rating, certified by an officer of Tenant and accompanied by reasonable, detailed documentary evidence which establishes the foregoing to the reasonable satisfaction of Landlord. Notwithstanding the immediately preceding sentence, however, in the event that at any time during the Term, Tenant’s credit rating falls below a Best’s rating of A-, then within ten (10) days notice from Landlord, Tenant shall deposited with Landlord the sum of $790,887.50 as the Security for the performance by Tenant of the terms of this Lease. Landlord may use any part of the Security to satisfy any default of Tenant and any expenses arising from such default, including but not limited to legal fees and any damages or rent deficiency before or after re-entry by Landlord. Tenant shall, upon demand, deposit with Landlord the full amount so used, and/or any amount not so deposited by Tenant, in order that Landlord shall have the full Security deposit on hand at all times during the term of this Lease. If Tenant shall comply fully with the terms of this Lease, the Security shall be returned to Tenant after the date fixed as the end of the Lease. In the event of a sale or lease of the Building containing the Premises, Landlord may transfer the Security to the purchaser or tenant, and Landlord shall thereupon be released from all liability for the return of the Security. This provision shall apply to every transfer or assignment of the Security to a new Landlord. Tenant shall have no legal power to assign or encumber the Security herein described.
          31.02 (a) In lieu of a cash deposit required hereunder, Tenant shall be permitted to deliver to Landlord as and for security hereunder a clean, irrevocable and unconditional letter of credit in an amount equal to the security required to be deposited by Tenant pursuant hereto which shall comply conform in all material respects with the form annexed hereto and made apart hereof as Exhibit C (hereinafter called the “Credit”), to be held, used and drawn upon solely under the security provisions of this Lease, which Credit shall be issued by a bank which is a member of the New York Clearing House Association, naming Landlord (or its successor as Landlord) as beneficiary. The Credit shall be transferable. All transfer fees shall be payable by Tenant.
          (b) If during the term of this Lease, the Credit and/or the proceeds of all or part of said Credit become less than the full amount of the security hereinabove required, then and in such event Tenant shall, upon demand, deposit with Landlord the amount of any security /Credit theretofore used or applied by Landlord pursuant to the terms hereof in order that Landlord shall have the full security on hand at all times during the term of this Lease. If at the expiration of the term of this Lease, Landlord holds all or part of said Credit, and Tenant is not in default under any of the terms, covenants and conditions of this Lease, then Landlord will turn over said Credit to Tenant or assign it to the designee of Tenant.
          (c) It shall be the obligation of Tenant during the term of this Lease to deliver to Landlord at least forty-five (45) days prior to the expiration date of the then existing Credit, a renewal or extension of said Credit or a substitute Credit (each fully complying with the foregoing). If for any reason Landlord has not received such renewal or extension or substitute Credit within forty-five (45) days prior to the expiration date of the then existing Credit, then and in such event Landlord shall be free to draw on the Credit and hold and use and apply the proceeds thereof in accordance with the security deposit provisions of this Lease. Tenant agrees to reimburse Landlord for any reasonable attorneys’ fees incurred by Landlord, after the commencement of the term of this Lease, in connection with reviewing the Credit and any renewals, extensions or substitutions therefor, ensuring that the provisions of the Credit and any renewals, extensions or substitutions therefor comply with the provisions of this Article, drawing down upon the proceeds of Credit, or any renewals, extensions or substitution therefor, or ensuring that the security/Credit is maintained as required under this Lease.
          31.03 Notwithstanding the foregoing, Tenant shall cause the Guarantor (as hereinafter defined) to execute and deliver to Landlord, simultaneously with the execution and delivery of this Lease by Tenant, the guaranty agreement (“Guaranty”) in the form attached hereto and made a part hereof as Annex I. Tenant acknowledges and understands that such agreement by Tenant to cause the guarantor to so execute and deliver the Guaranty constitutes a material inducement to Landlord to enter into this Lease, and that Landlord would not have agreed to enter into this Lease but for such agreement by Tenant to cause the Guarantor to so execute and deliver the Guaranty. For purposes hereof, the Guarantor shall mean NYMAGIC, INC.
ARTICLE 32
TAX ESCALATION
          32.01 Tenant shall pay to Landlord, as Additional Rent, tax escalation in accordance with this Article:
          (a) For purposes of this Lease, Landlord and Tenant acknowledge and agree that the rentable square foot area of the Premises shall be deemed to be 30,615 square feet.
          (b) For the purpose of this Article, the following definitions shall apply:
          (i) The term “Tenant’s Share”, for purposes of computing tax escalation, shall mean 2.293 percent (2.293%) with respect to the Premises of which .995 percent (.995%) shall be allocated to Space A and 1.298 percent (1.298%) shall be allocated to Space B. Tenant’s Share has been computed on the basis of a fraction, the numerator of which is the rentable square foot area of the Premises and the denominator of which is the total rentable square foot area of the office and commercial space in the Building Project. The parties acknowledge and agree that the total rentable square foot area of the office and commercial space in the Building Project shall be deemed to be 1,335,345 sq. ft.
          (ii) The term the “Building Project” shall mean the aggregate combined parcel of land on a portion of which are the improvements of which the Premises form a part, with all the improvements thereon, said improvements being a part of the block and lot for tax purposes which are applicable to the aforesaid land.
          (iii) The “Base Tax Year” shall mean the New York City fiscal tax year commencing on July 1, 2007 through June 30, 2008.
          (iv) The term “Comparative Year” shall mean the twelve (12) month period following the Base Tax Year, and each subsequent period of twelve (12) months thereafter.
          (v) The term “Real Estate Taxes” shall mean the total of all taxes and special or other assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building Project including, without limitation, any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said Building Project to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments, or additions or increases thereof, upon or against said Building Project. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes” for the purposes hereof.
          (vi) Where more than one assessment is imposed by the City of New York for any tax year, whether denominated an “actual assessment” or a “transitional assessment” or otherwise, then the phrases herein “assessed value” and “assessments” shall mean whichever of the actual, transitional or other assessment is designated by the City of New York as the taxable assessment for that tax year.
          32.02 In the event that the Real Estate Taxes payable for any Comparative Year shall exceed the amount of the Real Estate Taxes payable during the Base Tax Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, an amount equal to Tenant’s Share of the excess. Before or after the start of each Comparative Year, Landlord shall furnish to Tenant a statement of the Real Estate Taxes payable during the Comparative Year. If the Real Estate Taxes payable for such Comparative Year exceed the Real Estate Taxes payable during the Base Tax Year, Additional Rent for such Comparative Year, in an amount equal to Tenant’s Share of the excess, shall be due from Tenant to Landlord, and such Additional Rent shall be payable by Tenant to Landlord within thirty (30) days after receipt of the aforesaid statement. The benefit of any discount for any early payment or prepayment of Real Estate Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from the Real Estate Taxes payable for any Comparative Year. In addition to the foregoing, Tenant shall pay to Landlord, on demand, as Additional Rent, a sum equal to Tenant’s Share of any business improvement district assessment payable by the Building Project.
          32.03 Should the Real Estate Taxes payable during the Base Tax Year be reduced by final determination of legal proceedings, settlement or otherwise, then, the Real Estate Taxes payable during the Base Tax Year shall be correspondingly revised, the Additional Rent theretofore paid or payable hereunder for all Comparative Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as Additional Rent, within ten (10) days after being billed therefor, any deficiency between the amount of such Additional Rent as theretofore computed and the amount thereof due as the result of such recomputations.
          32.04 If, after Tenant shall have made a payment of Additional Rent under Section 32.02, Landlord shall receive a refund of any portion of the Real Estate Taxes payable for any Comparative Year after the Base Tax Year on which such payment of Additional Rent shall have been based, as a result of a reduction of such Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall within ten (10) days after receiving the refund pay to Tenant Tenant’s Share of the refund less Tenant’s Share of expenses (including attorneys’ and appraisers’ fees) incurred by Landlord and not previously paid by Tenant, in connection with any such application or proceeding. In addition to the foregoing, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after Landlord shall have delivered to Tenant a statement therefor, Tenant’s Share of all expenses incurred by Landlord in reviewing or contesting the validity or amount of any Real Estate Taxes or for the purpose of obtaining reductions in the assessed valuation of the Building Project prior to the billing of Real Estate Taxes, including without limitation, the fees and disbursements of attorneys, third party consultants, experts and others.

          32.05 The statements of the Real Estate Taxes to be furnished by Landlord as provided above shall be certified by Landlord and shall constitute a final determination as between Landlord and Tenant of the Real Estate Taxes for the periods represented thereby, unless Tenant within thirty (30) days after they are furnished shall give a written notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate. If Tenant shall so dispute said statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the statement furnished by Landlord. If Landlord and Tenant are unable to resolve any such dispute within thirty (30) days after Tenant’s notice of objection, then either party may within ten (10) days thereafter refer the dispute to an independent, third party certified public accounting firm selected by Landlord and reasonably acceptable to Tenant. In connection therewith, Landlord, Tenant and such firm shall enter into a confidentiality agreement, in form and substance reasonably satisfactory to the parties, whereby such parties shall agree not to disclose to any third party any of the information in connection with the prosecution, review and determination of such dispute or of any resulting reconciliation, compromise or resolution. Such firm may request such supporting documentation as it reasonably deems appropriate in order to promptly determine the dispute. The determination of such firm shall be rendered within thirty (30) days after the referral of the dispute, and shall be conclusive and binding upon Landlord and Tenant and shall be set forth in a written determination along with the rationale for the determination; however such firm shall not have the power to add to, modify or delete any of the provisions of this Lease or to award any relief whatsoever to either party, the sole function of said firm being to determine the accuracy of any and all statements disputed by Tenant hereunder. Landlord and Tenant shall each be responsible for any respective fees and expenses (including, without limitation, attorneys’ fees) incurred in connection with said dispute, unless the such firm determines that a disputed statement overstated the Additional Rent due from Tenant hereunder by more than five (5%) percent for the applicable Comparison Year, as finally determined, in which event, Landlord shall reimburse Tenant for any such fees and expenses in connection with the dispute of said statement, by way of credit against the monthly installments of Fixed Annual Rent next accruing under this Lease until such credit is exhausted.
          32.06 In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of this Article.
          32.07 If the Space A Commencement Date or Space B Commencement Date of the Term of this Lease is not the first day of the first Comparative Year, then the Additional Rent due hereunder for such first Comparative Year shall be a proportionate share of said Additional Rent for the entire Comparative Year, said proportionate share to be based upon the length of time that the lease Term will be in existence during such first Comparative Year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default) whether the same be the date hereinabove set forth for the expiration of the Term or any prior or subsequent date, a proportionate share of said Additional Rent for the Comparative Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such Comparative Year. Landlord shall promptly cause statements of said Additional Rent for that Comparative Year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.
          32.08 Landlord’s and Tenant’s obligations to make the adjustments referred to in Section 32.07 above shall survive any expiration or termination of this Lease. Any delay or failure of Landlord in billing any tax escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such tax escalation hereunder.
ARTICLE 33
RENT CONTROL
          33.01 In the event the Fixed Annual Rent or Additional Rent or any part thereof provided to be paid by Tenant under the provisions of this Lease during the Term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any Federal, State, County or City law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease, by not less than thirty (30) days’ written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the date originally fixed herein for the termination of the demised term. Landlord shall not have the right to so terminate this Lease if Tenant within such period of thirty (30) days shall in writing lawfully agree that the rentals herein reserved are a reasonable rental and agree to continue to pay said rentals, and if such agreement by Tenant shall then be legally enforceable by Landlord.
ARTICLE 34
SUPPLIES
          34.01 Only Landlord or any one or more persons, firms, or corporations authorized in writing by Landlord shall be permitted to furnish laundry, linens, towels, drinking water, water coolers, ice and other similar supplies and services to tenants and licensees in the Building such authorization not to be unreasonably withheld. Landlord may fix, in its own reasonable discretion, from time to time, the hours during which and the regulations under which such supplies and services are to be furnished.
          34.02 Tenant and its employees, guests and invitees may personally bring food or beverages into the Building for consumption within the Premises by the said employees, but not for resale or for consumption by any other tenant. Landlord may fix in its reasonable discretion from time to time the hours during which, and the regulations under which, food and beverages may be brought into the Building by Tenant or its employees, guests or invitees.

ARTICLE 35
AIR CONDITIONING
          35.01 Subject to the provisions of this Article and all other applicable provisions of this Lease, Landlord shall supply air-conditioning service to the Premises through the Building’s central air-conditioning facilities (the “Building HVAC System”) Monday to Friday from 8:00 a.m. to 6:00 p.m. during the Building’s “Cooling Season” (which is currently May 15 through October 15), subject to and in accordance with the provisions of this Lease. Tenant shall pay Tenant’s proportionate share of all electricity (and also water, gas and/or steam, if applicable) consumed in the operation of the Building HVAC System and for the production of chilled and/or condenser water and its supply to the Premises. Subject to the review and approval by Landlord of Tenant’s Plans (as herein defined in Article 49), if supplementary air-conditioning equipment is required to accommodate Tenant’s special usage areas (i.e. computer rooms, conference rooms, cafeteria/lunchroom or any special usage which subjects a portion or the entire premises to a high density of office personnel and/or heat generating machines or appliances), Tenant shall be permitted to install air cooled supplemental air-conditioning equipment to service to the Premises (the “Supplemental A/C System”) including, without limitation, the ducts, dampers, registers, grilles and appurtenances utilized in connection therewith, provided that Tenant hereby acknowledges and agrees that at all times the Supplemental A/C System once installed by Tenant shall be and remain the property of Landlord and, further, that Tenant shall at all times, at its sole cost and expense, be responsible to operate, maintain, repair in good working order and in compliance with all present and future laws and regulations relating thereto at Tenant’s sole cost and expense. Tenant shall pay to Landlord, within twenty (20) days after demand as Additional Rent hereunder, charges for all electricity consumption in connection with the Supplemental A/C System, in accordance with the provisions of Article 41 of this Lease. Tenant shall pay for all parts and supplies necessary for the proper operation of the Supplemental A/C System (and any restoration or replacement by Tenant of all or any part thereof shall be in quality and class at least equal to the original work or installations. Without limiting the generality of the foregoing, Tenant shall at all times during the term hereof contract for and maintain regular service of said the Supplemental A/C System through an independent, licensed, professional third party maintenance company approved by Landlord and shall, within thirty (30) days of installation of the Supplemental A/C System, forward to Landlord a fully executed original copy of such contract. Such contract shall provide for the thorough overhauling of the Supplemental A/C System at least once each year during the Term of this Lease and shall expressly state that (i) it shall be an automatically renewing contract terminable upon not less than thirty (30) days prior written notice to the Landlord (sent by certified mail, return receipt requested) and (ii) the contractor providing such service shall maintain a log at the Premises detailing the service provided during each visit pursuant to such contract. Tenant shall keep such log at the Premises and permit Landlord to review same promptly after Landlord’s request. Landlord reserves the right to suspend operation of the Building HVAC System and/or Supplemental A/C System, if any, at any time that Landlord, in its reasonable judgment, deems it necessary to do so for reasons such as accidents, emergencies or any situation arising in the Premises or within the Building which has an adverse affect, either directly or indirectly, on the operation of Building HVAC System and /or Supplemental A/C System, if any, including without limitation, reasons relating to the making of repairs, alterations or improvements in the Premises or the Building, and Tenant agrees that any such suspension in the operation of the Building HVAC System may continue until such time as the reason causing such suspension has been remedied and that Landlord shall not be held responsible or be subject to any claim by Tenant due to such suspension. Tenant further agrees that Landlord shall have no responsibility or liability to Tenant if operation of the Building HVAC System and/or Supplemental A/C System, if any, is prevented by strikes or accidents or any cause beyond Landlord’s reasonable control, or by the orders or regulations of any federal, state, county or municipal authority or by failure of the equipment or electric current, steam and/or water or other required power source.
ARTICLE 36
SHORING
          36.01 Tenant shall permit any person authorized to make an excavation on land adjacent to the Building containing the Premises to do any work within the Premises necessary to preserve the wall of the Building from injury or damage, and Tenant shall have no claim against Landlord for damages or abatement of rent by reason thereof.
ARTICLE 37
EFFECT OF CONVEYANCE, ETC.
          37.01 If the Building containing the Premises shall be sold, transferred or leased, or the lease thereof transferred or sold, Landlord shall be relieved of all future obligations and liabilities hereunder and the purchaser, transferee or tenant of the Building shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Landlord hereunder. In the event of such sale, transfer or lease, Landlord shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or tenant of the Building assumes in writing such obligations and liabilities.
ARTICLE 38
RIGHTS OF SUCCESSORS AND ASSIGNS
          38.01 This Lease shall bind and inure to the benefit of the heirs, executors, administrators, successors, and, except as otherwise provided herein, the assigns of the parties hereto. If any provision of any Article of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of that Article, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of said Article and of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 39
CAPTIONS
          39.01 The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as a limitation of the scope of any provision of this Lease.
ARTICLE 40
BROKERS
          40.01 Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Lease other than SL Green Leasing LLC and Studley, Inc. (collectively, the “Brokers”) and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.
          40.02 Landlord represents and warrants to Tenant that it did not consult or negotiate with any broker, finder, or consultant with regard to the Premises other than the Brokers, and that no other broker, finder or consultant participated with Landlord in procuring this Lease. Landlord hereby indemnifies and agrees to defend and hold Tenant, its agents, servants and employees harmless from any suit, action, proceeding, controversy, claim or demand whatsoever at law or in equity that may be instituted against Tenant by anyone with whom Landlord has dealt for recovery of compensation or damages for procuring this Lease.
ARTICLE 41
ELECTRICITY
          41.01 Landlord and Tenant agree that Landlord shall furnish electricity to Tenant on a “submetered basis”. Landlord shall make available during the Term of this Lease at the combined electrical closets servicing the Premises electricity for all purposes with an average capacity of not less than six (6) watts connected load per usable square foot of the Premises, which shall be distributed by Tenant at its sole cost and expense, subject to all other applicable provisions of this Lease.
          41.02 Tenant agrees that the charges for redistributed electricity shall be computed in the manner hereinafter described, to wit, a sum equal to Landlord’s cost for such electricity (“Landlord’s Cost”) plus five (5%) percent thereof. Landlord’s Cost for such redistributed electricity shall be equal to (i) the consumption of KW demand and KW hours recorded on Tenant’s submeter(s), billed at the service classification under which Landlord purchases electric current and the rate that is appropriate for Tenant’s level of consumption, (ii) Landlord’s costs for measuring, calculating and reporting Tenant’s electricity charges, including the fees of an electrical consultant

(“Consultant Costs”) and (iii) and all surcharges, energy charges, fuel adjustment charges, rate adjustments and taxes paid by Landlord.
          41.03 Landlord shall install submeters at Tenant’s sole cost and expense to measure Tenant’s electricity consumption, KWH and KW. Bills therefor shall be rendered at such times as Landlord may elect, and the amount, as computed from said meters, shall be deemed to be, and shall be paid as Additional Rent. If any tax is imposed upon Landlord’s receipt from the resale of electrical energy to Tenant by any Federal, State or Municipal authority, Tenant covenants and agrees that, where permitted by law, Tenant’s share of such taxes based upon its usage and demand shall be passed on to, and shall be included in the bill of, and shall be paid by Tenant to Landlord. Where more than one meter measures the service of Tenant in the Building, the KWH and KW recorded by each meter shall be computed and billed separately in accordance with rates set forth herein.
          41.04 Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers or wiring installation. If Tenant shall require any additional riser or risers, feeders or other equipment or service proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, the same will be installed by Landlord, at the sole cost and expense of Tenant if, in Landlord’s reasonable judgment, the same are necessary, will not result in a diminution in the amount of electrical power available to other tenants or occupants in the building and provided that same is then available and will not cause damage or injury to the building or Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or unreasonably disturb other tenants or occupants in the building. In addition to any such installation, Landlord will also at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith, subject to the aforesaid terms and conditions.
          41.05 In the event that all or part of the meters, or system by which Landlord measures Tenant’s consumption of electricity (the “Submetering System”), shall malfunction, (a) Landlord, through an independent, electrical consultant selected by Landlord, shall reasonably estimate the readings that would have been yielded by said Submetering System as if the malfunction had not occurred, on the basis of Tenant’s prior usage and demand and the lightning and equipment installed within the Premises and (b) Tenant shall utilize such estimated readings and the bill rendered based thereon shall be binding and conclusive on Tenant unless, within thirty (30) days after receipt of such a bill, Tenant challenges, in writing to Landlord, the accuracy or method of computation thereof. If, within thirty (30) days of Landlord’s receipt of such a challenge, the parties are unable to agree on the amount of the contested bill, the controlling determination of same shall be made by an independent electrical consultant agreed upon by the parties or, upon their inability to agree, as selected by the American Arbitration Association. The determination of such electrical consultant shall be final and binding on both Landlord and Tenant and the expenses of such consultant shall be divided equally between the parties. Pending such controlling determination, Tenant shall timely pay additional rent to Landlord in accordance with the contested bill. Tenant shall be entitled to a prompt refund from Landlord, or shall make prompt additional payment to

Landlord, in the event that the electrical consultant determines that the amount of a contested bill should have been other than as reflected thereon.
          41.06 If all or part of the Additional Rent payable in accordance with this Article becomes uncollectible or reduced or refunded by virtue of any law, order or regulation, the parties agree that, at Landlord’s option, in lieu thereof, and in consideration of Tenant’s use of the building’s electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultants’ fees and other redistribution costs, the fixed annual rental rate(s) to be paid under this Lease shall be increased by an “alternative charge” which shall be a sum equal to Landlord’s Cost, plus ten (10%) percent thereof (or the maximum such percentage then permitted by law but not more than ten (10%) percent.
          41.07 Landlord reserves the right to terminate the furnishing of redistributed electricity on a submetered or any other basis at any time, upon thirty (30) days’ written notice to Tenant, in which event Tenant shall make application directly to the public utility for Tenant’s entire separate supply of electric current and Landlord shall permit its risers, feeders, meters, wires and conduits, to the extent available and safely capable, to be used for such purpose. Any meters, risers or other equipment or connections necessary to enable Tenant to obtain electric current directly from such utility shall be installed at Tenant’s sole cost and expense. Landlord, upon the expiration of the aforesaid thirty (30) days’ written notice to Tenant, may discontinue furnishing the redistributed electric current, but this Lease shall otherwise remain in full force and effect.
          41.08 Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed separately in accordance with the rates herein specified. Bills for monies payable under this Article shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, Additional Rent. In the event that such bills are not paid within five (5) days after the same are rendered, Landlord may, without further notice, discontinue the service of electric current to the Premises without releasing Tenant from any liability under this Lease and without Landlord or Landlord’s agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service. If any tax is imposed upon Landlord’s receipt from the sale, resale or redistribution of electricity or gas or telephone service to Tenant by any Federal, State, or Municipal authority, Tenant covenants and agrees that where permitted by law, Tenant’s pro-rata share of such taxes shall be passed on to and included in the bill of, and paid by, Tenant to Landlord.
          41.09 At the option of Landlord, Tenant agrees to purchase from Landlord or its agents all lamps and bulbs used in the Premises and to pay for the cost of installation thereof. If all or part of the submetering Additional Rent payable in accordance with this Article becomes uncollectible or reduced or refunded by virtue of any law, order or regulations, the parties agree that, at Landlord’s option, in lieu of submetering Additional Rent and in consideration of Tenant’s use of the Building’s electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultant’s fees and other redistribution costs, the Fixed Annual Rental rate(s) to be paid under this Lease shall be increased by an “alternative charge” which shall be a sum equal to $3.25 per year per rentable square foot of the Premises, changed in the same percentage as any increase in the cost to Landlord for electricity for the entire Building subsequent to May 1, 1996, because of electric rate, service classification or market price changes, such percentage change to be computed as in Section 41.04 provided.

          41.10 Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or wiring installation. Any riser or risers to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. The parties acknowledge that they understand that it is anticipated that electric rates, charges, etc., may be changed by virtue of time-of-day rates or changes in other methods of billing, and/or electricity purchases and the redistribution thereof, and fluctuation in the market price of electricity, and that the references in the foregoing paragraphs to changes in methods of or rules on billing are intended to include any such changes. Anything hereinabove to the contrary notwithstanding, in no event is the submetering Additional Rent or any “alternative charge” to be less than an amount equal to the total of Landlord’s payments to public utilities and/or other providers for the electricity consumed by Tenant (and any taxes thereon or on redistribution of same) plus five (5%) percent thereof for transmission line loss, plus fifteen (15%) thereof for other redistribution costs. The Landlord reserves the right, at any time upon thirty (30) days’ written notice, to change its furnishing of electricity to Tenant from a rent inclusion basis to a submetering basis, or vice versa, or to change to the distribution of less than all the components of the existing service to Tenant. The Landlord reserves the right to terminate the furnishing of electricity on a rent inclusion, submetering, or any other basis at any time, upon thirty (30) days’ written notice to the Tenant, if required by any applicable law, code, rule or regulation of any governmental or quasi-governmental authority or agency having jurisdiction or if Landlord also terminates the furnishing of redistributed electricity to the majority (i.e., over fifty (50%) percent) of the office tenants in the Building, in which event the Tenant may make application directly to the public utility and/or other providers for the Tenant’s entire separate supply of electric current and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose, but only to the extent of Tenant’s then authorized load. Any meters, risers, or other equipment or connections necessary to furnish electricity on a submetering basis or to enable Tenant to obtain electric current directly from such utility and/or other providers shall be installed at Tenant’s sole cost and expense. Only rigid conduit or electricity metal tubing (EMT) will be allowed. Landlord, upon the expiration of the aforesaid thirty (30) days’ written notice to the Tenant may discontinue furnishing the electric current but this Lease shall otherwise remain in full force and effect. Notwithstanding the foregoing, provided that Tenant promptly applies for such direct service and diligently pursues such application to completion, Landlord shall not so discontinue such redistributed service until Tenant obtains electric service directly from the public utility, unless required by law. If Tenant was provided electricity on a rent inclusion basis when it was so discontinued, then commencing when Tenant receives such direct service and as long as Tenant shall continue to receive such service, the Fixed Annual Rent payable under this Lease shall be reduced by the amount of the ERIF which was payable immediately prior to such discontinuance of electricity on a rent inclusion basis.

ARTICLE 42
LEASE SUBMISSION
          42.01 Landlord and Tenant agree that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way unless and until (i) Tenant has duly executed and delivered duplicate originals thereof to Landlord and (ii) Landlord has executed and delivered one of said originals to Tenant.
ARTICLE 43
INSURANCE
          43.01 Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in the Borough of Manhattan, City of New York, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which would subject Landlord to any liability or responsibility for personal injury or death or property damage, or which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Tenant pays the resulting premium as hereinafter provided for) or which would result in insurance companies of good standing refusing to insure the building or any of such property in amounts reasonably satisfactory to Landlord.
          43.02 Tenant covenants to provide on or before the earlier to occur of (i) the first Space A Commencement Date and Space B Commencement Date, and (ii) ten (10) days from the date of this Lease, and to keep in force, at Tenant’s own cost, during the term hereof the following insurance coverage which coverage shall be effective from and after such first Space A Commencement Date and Space B Commencement Date, respectively:
               (a) A Commercial General Liability insurance policy naming Landlord and its designees as additional insureds protecting Landlord, its designees against any alleged liability, occasioned by any incident involving injury or death to any person or damage to property of any person or entity, on or about the Building, the Premises, common areas or areas around the Building or premises. Such insurance policy shall include Products and Completed Operations Liability and Contractual Liability covering the liability of the Tenant to the Landlord by virtue of the indemnification agreement in this Lease, covering bodily injury liability, property damage liability, personal injury & advertising liability and fire legal liability, all in connection with the use and occupancy of or the condition of the Premises, the Building or the related common areas, in amounts not less than:
$5,000,000, general aggregate per location
$5,000,000, per occurrence for bodily injury & property damage
$5,000,000, personal & advertising injury

$1,000,000, fire legal liability
Such insurance may be carried under a blanket policy covering the Premises and other locations of Tenant, if any, provided such a policy contains an endorsement (i) naming Landlord and its designees as additional insureds, (ii) specifically referencing the Premises; and (iii) guaranteeing a minimum limit available for the Premises equal to the limits of liability required under this Lease;
               (b) “All-risk” insurance, including flood, earthquake and terrorism coverage in an amount adequate to cover the cost of replacement of all personal property, fixtures, furnishings, equipment, improvements, betterments and installations located in the Premises, whether or not installed or paid for by the Landlord.
          43.03 All such policies shall be issued by companies of recognized responsibility permitted to do business within New York State and approved by the Landlord and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A- VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insured are given at least thirty (30) days prior written notice of such cancellation or modification.
          43.04 Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the expiration of any such policies, Tenant shall deliver to Landlord either duplicate originals of the aforesaid policies or a 2003 Accord 28 certificates evidencing such insurance (the 2006 Accord 28 being unacceptable to Landlord), together with evidence of payment for the policy. If Tenant delivers certificates as aforesaid Tenant, upon reasonable prior notice from Landlord, shall make available to Landlord, at the Premises, duplicate originals of such policies from which Landlord may make copies thereof, at Landlord’s cost. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default. In addition, in the event Tenant fails to provide and keep in force the insurance required by this Lease, at the times and for the durations specified in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time, and without notice, to procure such insurance and/or pay the premiums for such insurance in which event Tenant shall repay Landlord within five (5) days after demand by Landlord, as Additional Rent, all sums so paid by Landlord and any costs or expenses incurred by Landlord in connection therewith without prejudice to any other rights and remedies of Landlord under this Lease.
          43.05 Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each “all-risk” insurance policy obtained by it and covering property as stated in 43.02 (b), pursuant to which the respective insurance companies waive subrogation against each other and any other parties, if agreed to in writing prior to any damage or destruction. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises in accordance with the terms of this Lease. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then, except as provided in the following two paragraphs, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party required to obtain such insurance coverage shall be relieved of any obligation hereunder to secure such waiver or permission.
          43.06 Subject to the foregoing provisions of this Article, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the Term of this Lease.
          43.07 If, by reason of a failure of Tenant to comply with the provisions of this Lease, the rate of fire insurance with extended coverage on the building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord because of such failure on the part of Tenant.
          43.08. Landlord may, from time to time, require that the amount of the insurance to be provided and maintained by Tenant hereunder be increased so that the amount thereof adequately protects Landlord’s interest, but in no event in excess of the amount that would be required of other tenants in other similar office buildings in the Borough of Manhattan.
          43.09 A schedule or make up of rates for the building or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.
          43.10 Each policy evidencing the insurance to be carried by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.
ARTICLE 44
SIGNAGE
          44.01 Tenant shall be permitted to affix either a sign or plaque on or adjacent to the entrance door to the Premises, subject to the prior written approval of Landlord which shall not be unreasonably withheld subject to the other provisions of this Article, with respect to location, design, size, materials, quality, coloring, lettering and shape thereof, and subject, also, to compliance by Tenant, at its expense, with all applicable legal requirements or regulations. All such signage shall be consistent and compatible with the design, aesthetics, signage and graphics program for the Building as established by Landlord. Landlord may remove any sign installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs.

ARTICLE 45
RIGHT TO RELOCATE
          45.01 Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to substitute in lieu of the Premises alternative space in the Building designated by Landlord (the “Relocation Space”) effective as of the date (the “Relocation Effective Date”) set forth in a notice given to Tenant (the “Relocation Notice”); provided however, that such Relocation Space shall be located on a floor contiguous with at least one other premises leased by Tenant in the Building. The Relocation Space shall be reasonably comparable to the Premises with respect to internal configuration, quality of finish and rentable square foot area (i.e., plus or minus ten (10%) percent). The Relocation Effective Date shall not be less than thirty (30) days following the date upon which the Relocation Notice is given to Tenant. In the event that Landlord exercises its rights hereunder, (i) Tenant shall deliver to Landlord possession of the Premises on or before the Relocation Effective Date vacant and broom clean, free of all occupancies and encumbrances and otherwise in accordance with the terms, covenants and conditions of the Lease as if the Relocation Effective Date were the expiration date of the Term of this Lease, (ii) effective as of the Relocation Effective Date, the term and estate hereby granted with respect to the Premises originally demised hereunder shall terminate, the Relocation Space shall be deemed to be the Premises and the Fixed Annual Rent and Additional Rent payable under this Lease shall be adjusted, if necessary, so as to reflect any difference between the deemed rentable square foot area of the original Premises and said Relocation Space.
          45.02 Provided that Tenant is not in default under this Lease, Landlord shall (i) at Landlord’s cost and expense, remove and reinstall Tenants’ personal property, trade fixtures and equipment in the Relocation Space (“Landlord’s Relocation Work”) and (ii) compensate Tenant for Tenant’s actual, reasonable, out-of-pocket moving and related expenses upon Tenant’s submission of paid invoices therefor. Landlord shall complete Landlord’s Relocation Work on or before the Relocation Effective Date provided that Tenant cooperates with Landlord and gives Landlord full access to the Premises to facilitate the performance thereof.
          45.03 Following any relocation undertaken pursuant to this Article, Tenant shall promptly execute and deliver an agreement confirming such relocation and fixing any corresponding adjustments in Fixed Annual Rent and Additional Rent payable under this Lease, but any failure to execute such an agreement by Tenant shall not affect such relocation and adjustments as determined by Landlord.
ARTICLE 46
FUTURE CONDOMINIUM CONVERSION
          46.01 Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Real Estate Taxes payable during the Base Tax Year and Tenant’s Share, as such terms are defined in Article 32 hereof.
ARTICLE 47
MISCELLANEOUS
          47.01 This Lease represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to Premises except as specifically set forth in this Lease. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Lease. Landlord shall not be liable or bound in any manner by any oral or written statement, broker’s “set-up”, representation, agreement or information pertaining to the Premises, the Building or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this agreement to be drafted.
ARTICLE 48
COMPLIANCE WITH LAW
          48.01 If, at any time during the Term hereof, Landlord expends any sums for alterations or improvements to the Building which are required to be made pursuant to any law, ordinance or governmental regulation, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of such cost within ten (10) days after demand therefor; provided, however, that if the cost of such alteration or improvement is one which is required to be amortized over a period of time pursuant to applicable governmental regulations, Tenant shall pay to Landlord, as Additional Rent, during each year in which occurs any part of the Term, Tenant’s Share of the cost thereof amortized on a straight line basis over an appropriate period, but not more than eight (8) years. Notwithstanding anything to the contrary contained herein, in the event that the requirement for the performance of any such alteration or improvement is attributable to the actions, installations, use or manner of use of the Premises by Tenant, then in such event Tenant shall be responsible to pay the entire cost imposed by Landlord with respect to such alteration or improvement.
ARTICLE 49
LANDLORD’S CONTRIBUTION
          49.01 Tenant shall have prepared by a registered architect and/or a licensed professional engineer, at its sole cost and expense, and submit to Landlord for its approval in accordance with the applicable provisions of the Lease, final and complete dimensioned architectural, mechanical, electrical and structural drawings and specifications (“Tenant’s Plans”) in a form ready for use as construction drawings for the installation of alterations, installations, decorations and improvements in the Premises to prepare the same for Tenant’s initial occupancy thereof (“Tenant’s Initial Alteration Work”). All such construction plans and specifications and all such work shall be effected in accordance with all applicable provisions of the Lease at Tenant’s sole cost and expense. If and so long as Tenant is not in default under the Lease, subject to and in accordance with the provisions of this Article, Landlord shall contribute up to the sum of (i) $332,200.00 to be applied to the cost of labor and materials for the portion of Tenant’s Initial Alteration Work which constitutes Qualified Renovations made in and to the portion of the Premises designated as Space A (the “Space A Contribution”), and (ii) $433,175.00 to be applied to the cost of labor and materials for the portion of Tenant’s Initial Alteration Work which constitutes Qualified Renovations made in and to the portion of the Premises designated as Space B (the “Space B Contribution” and Space A Contribution collectively referred to as, “Landlord’s Contribution”). Notwithstanding anything to the contrary contained in this Article, from and after the Space B Commencement Date, all or any portion of the Space A Contribution may be applied towards Qualified Renovations made in and to the portion of the Premises designated as Space B, subject to, and to be disbursed in accordance with, the applicable provisions of this Article. “Qualified Renovations” shall be defined as the labor and materials used by Tenant to construct permanent leasehold improvements and alterations to the Premises in compliance with this Lease after the date hereof and prior to twelve (12) months following the Space B Commencement Date. Without limitation, for purposes of this Article, Qualified Renovations shall be deemed not to include and Landlord’s Contribution shall not be applied to the cost of interest, late charges, trade fixtures, furniture, furnishings, equipment, professional fees, workstations, work surfaces (whether or not affixed to walls and/or convector covers), related cabinetry, moveable business equipment or any personal property whatsoever, or to the cost of labor, materials or services used to furnish or provide the same, provided, however, that notwithstanding anything to the contrary contained in this Article, a portion of Landlord’s Contribution up to but not exceeding the sum of $76,537.50 may be applied towards the cost of architectural, planning, engineering and filing fees (“Soft Costs”), subject to and to be disbursed in accordance with the applicable provisions of this Article.
          49.02 “Requisition” shall mean a request by Tenant for payment from Landlord for Qualified Renovations and shall consist of such documents and information from Tenant as Landlord may require to substantiate the completion of, and payment for, such Qualified Renovations to which the Requisition relates (the “Work Cost”) and shall include, without limitation, the following: an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen; architects’ and Tenant’s certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for the portion of the Tenant’s Initial Alteration Work theretofore completed and for which Tenant seeks payment.
          49.03 From time-to-time, but not more than once in any calendar month during the term, Tenant may give Landlord a Requisition for so much of the Work Cost as arose since the end of the period to which the most recent prior Requisition related, or, with respect to the first Requisition, for the initial Work Cost.
          49.04 If Tenant is not in default under this Lease and provided that all documents and information required by Landlord have been provided, within thirty (30) days after Landlord receives a Requisition, Landlord shall pay Tenant eighty five percent (85%) of the Work Cost reflected in such Requisition and shall withhold the remaining fifteen percent (15%) of Work Cost (the “Retainage”); and provided that Tenant is not in default under this Lease, within thirty (30) days after Tenant furnishes Landlord with (x) a final, stamped set of “as-built” plans for the Premises which demonstrates that Tenant’s Initial Alteration Work has been completed in accordance with plans and specifications first approved by Landlord and (y) its final Requisition which demonstrates that Tenant’s Initial Alteration Work has been completed and paid for in full by Tenant and (z) all documents and information required by Landlord, Landlord shall pay Tenant all the Retainages.
          49.05 It is expressly understood and agreed that if the amount of Landlord’s Contribution is less than the cost of Tenant’s Initial Alteration Work, Tenant shall remain solely responsible for the payment and completion of, and in all events shall complete, at its sole cost and expense, Tenant’s Initial Alteration Work on or before twelve months following the Space B Commencement Date. Any portion of Landlord’s Contribution not disbursed shall be retained by Landlord.
ARTICLE 50
OPERATING EXPENSE ESCALATION
          50.01 Tenant shall pay to Landlord, as Additional Rent, operating expense escalations in accordance with this Article.
          50.02 For the purposes of this Article, the following definitions shall apply:
               (i) The term “Base Year” as herein after set forth for the determination of operating expense escalation, shall mean the calendar year 2007, and the term “Base Insurance Expenses” year shall mean the average of the Building Insurance Expenses (hereinafter defined) for the calendar years 2005, 2006 and 2007.
               (ii) The term the “Percentage”, for purposes of computing operating expense escalations hereunder, shall mean two and three hundred and two thousandths (2.302%) percent with respect to the Premises of which .999 percent (.999%) shall be allocated to Space A and 1.303 percent

(1.303%) shall be allocated to Space B. The Percentage has been computed on the basis of a fraction, the numerator of which is the rentable square foot area of the presently demised premises and the denominator of which is the total rentable square foot area of the office space in the Building. The parties acknowledge and agree that, for purposes of this Article only, the total rentable square foot area of the Premises presently demised to Tenant shall be deemed to be 30,615 square feet, and that the rentable square foot area of the office space in the Building shall be deemed to be 1,330,014 square feet.
               (iii) The term the “Building Project” for purposes of this Article shall mean the aggregate combined parcel of land on a portion of which is the Building of which the Premises form a part, with all the improvements and appurtenances thereon, said improvements being a part of the block and lot for tax purposes which are applicable to the aforesaid land.
               (iv) The term “Comparative Year” for purposes of this Article shall mean the twelve (12) months following the Base Year, and each subsequent period of twelve (12) months, and the term “Comparative Insurance Year” for purposes of this Article shall mean the twelve (12) month period commencing as of January 1, 2007, and each subsequent period of twelve (12) months.
               (v) The term “Building Insurance Expenses” shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to procuring and maintaining in respect of the Building Project: comprehensive all risk insurance on the Building Project and the personal property contained therein or thereon; commercial general liability insurance against claims for personal injury, bodily injury, death or property damage, occurring upon, in or about the Building Project; extended coverage, boiler and machinery, sprinkler, apparatus, rental, business income and plate glass insurance; owner’s contingent or protective liability insurance; workers’ compensation and employer’s liability insurance; insurance against acts of terrorism (including, without limitation, bio-terrorism), and any insurance required by a mortgagee;
               (vi) The term “Expenses” shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to the operation and maintenance of the Building Project and the services provided tenants therein, including, but not limited to, the costs and expenses incurred for and with respect to: steam and any other fuel; water rates and sewer rents; air-conditioning; mechanical ventilation; heating; cleaning, by contract or otherwise; window washing (interior and exterior); elevators, escalators; parking areas and facilities; porters and matron service; Building electric current*; protection and security; lobby decoration; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; management fees; painting of non-tenant areas; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of the Building up to and including the building manager; uniforms and working clothes for such employees and the cleaning thereof and expenses imposed pursuant to law or to any collective bargaining agreement with respect to such employees; workmen’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; and association fees or dues.

*	i.e. Building electric current shall be deemed to mean all electricity purchased for the Building except that which is redistributed to tenants in the Building; the parties acknowledge and agree that forty-five percent (45%) of the Building’s payment to the public utility for the purchase of electricity shall be deemed to be payment for Building electric current.

          Provided, however, that the foregoing Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:
               (a) leasing commissions;
               (b) managing agents’ fees or commissions in excess of the rates then customarily charged by owner/operators for building management for buildings of like class and character;
               (c) executive’s salaries above the grade of building manager;
               (d) expenditures for capital improvements except those which under generally applied real estate practice are expensed or regarded as deferred expenses and except for capital expenditures required by law, in either of which cases the cost thereof shall be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, amortized on a straight line basis over an appropriate period, but not more then ten years, with an interest factor equal to the prime rate of the JP Morgan Chase, New York, (or the successor thereto) at the time of Landlord’s having incurred said expenditure;
               (e) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;
               (f) cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain;
               (g) advertising and promotional expenditures;
               (h) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building Project or in connection with the preparation of statements required pursuant to Additional Rent or lease escalation provisions; and
               (i) the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant’s expense; costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant’s expense; and costs of performing work or furnishing services for tenants other than this Tenant at Landlord’s expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to this Tenant at Landlord’s expense;
               (j) Building Insurance Expenses.
          50.03 If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses. The costs of capital equipment or capital expenditures are so to be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the prime rate of JP Morgan Chase, New York, (or the successor thereto) at the time of Landlord’s having incurred said costs. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred.
          50.04 If during all or part of the Base Year or any Comparative Year, Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense hereunder) to portions of the Building Project due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the Additional Rent payable hereunder, the amount of the Expenses for such item for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to the greater of (i) the actual occupancy of the Building, or (ii) ninety-five (95%) percent of the occupancies of the Building.
          50.05 If the Expenses for any Comparative Year shall be greater than the Expenses for the Base Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Expenses for such Comparative Year over the Expenses for the Base Year (such amount being hereinafter called the “Expense Payment”). If the Building Insurance Expenses for any Comparative Insurance Year shall be greater than the Base Insurance Expenses, Tenant shall pay to Landlord, as Additional Rent for such Comparative Insurance Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Building Insurance Expenses for such Comparative Insurance Year over the Base Insurance Expenses (such amount being hereinafter called the “Insurance Expense Payment”).
          50.06 Following the expiration of each Comparative Year and Comparative Insurance Year and after receipt of necessary information and computations from Landlord’s certified public accountant, Landlord shall submit to Tenant a statement or statements, as hereinafter described, setting forth the Expenses for the preceding Comparative Year, and the Expense Payment, if any, due to Landlord from Tenant for such Comparative Year, and a statement setting forth the Base Insurance Expenses and the Insurance Expense Payment, if any, due to Landlord from Tenant for such Insurance Comparative Year. The rendition of any such statement to Tenant shall constitute prima facie proof of the accuracy thereof and, if such statement shows an Expense Payment and/or Insurance Expense Payment due from Tenant to Landlord with respect to the preceding Comparative Year and/or Comparative Insurance Year, then (i) Tenant shall make payment of any unpaid portion thereof within ten (10) days after receipt of such statement; and (ii) Tenant shall also pay Landlord, as Additional Rent within ten (10) days after receipt of such statement, an amount equal to the product obtained by multiplying the Expense Payment and/or Insurance Expense Payment for the Comparative Year or the Comparative Insurance Year, as the case may be, by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months of the current Comparative Year or

Comparative Insurance Year, as the case may be, which shall have elapsed prior to the first day of the month immediately following the rendition of such statement; and (iii) Tenant shall also pay to Landlord, as Additional Rent, commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered an amount equal to 1/12th of the total Expense Payment for the preceding Comparative Year and/or 1/12th of the total Insurance Expense Payment for the preceding Comparative Insurance Year. The aforesaid monthly payments based on the total Expense Payment for the preceding Comparative Year or the total Insurance Expense Payment for the preceding Comparative Insurance Year, as the case may be, shall from time to time be adjusted to reflect, if Landlord can reasonably so estimate, known increases in rates or cost, for the current Comparative Year or the current Comparative Insurance Year, as the case may be, applicable to the categories involved in computing Expenses or Building Insurance Expenses, whenever such increases become known prior to or during such current Comparative Year or the current Comparative Insurance Year, as the case may be. The payments required to be made under (ii) and (iii) above shall be credited toward the Expense Payment or the Insurance Expense payment due from Tenant for the then current Comparative Year or the current Comparative Insurance Year, as the case may be, subject to adjustment as and when the statement for such current Comparative Year or the current Comparative Insurance Year is rendered by Landlord.
          50.07 The statements of the Expenses and the Building Insurance Expenses to be furnished by Landlord as provided above shall be certified by Landlord, and shall be prepared in reasonable detail and based on information and computations made for the Landlord by a Certified Public Accountant (who may be the CPA now or then employed by Landlord for the audit of its accounts): said Certified Public Accountant may rely on Landlord’s allocations and estimates wherever operating cost allocations or estimates are needed for this Article. The statements thus furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within thirty (30) days after they are furnished shall give notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate or, in the event that such statement does not itemize or provide reasonable supporting documentation for the increase in such Expenses and Building Insurance Expenses, then such notice shall be accompanied by a statement from an independent, third party real estate professional with at least ten (10) years experience in commercial office leasing and/or management in midtown Manhattan, indicating with reasonable detail the basis for such dispute such as, for example, a comparison of those Expenses or Building Insurance Expenses to those of various other Buildings of comparable age, class and character in midtown Manhattan. Pending the resolution of any such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the statements furnished by Landlord.
          50.08 In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of this Article.
          50.09 Landlord’s and Tenants obligation to make adjustments as provided for above in this Article shall survive any expiration or termination of this Lease.
          50.10 Any delay or failure of Landlord in billing any escalation hereinabove provided shall not constitute a waiver of or in way impair the continuing obligation of Tenant to pay such escalation hereunder.

          IN WITNESS WHEREOF, the said Landlord, and the Tenant have duly executed this Lease as of the day and year first above written.

METROPOLITAN 919 THIRD AVENUE LLC
By:	/s/ Steven M. Durels
	Name:	Steven M. Durels
	Title:	Executive Vice President, Director of Leasing
Witness:

/s/ Monica Perez
Name:	Monica Perez
Title:	Admin. Asst.

NEW YORK MARINE AND GENERAL INSURANCE COMPANY
By:	/s/ A. George Kallop
	Name:	A. George Kallop
	Title:	Chief Executive Officer
Witness:

Name:
Title:

ARTICLE 51
RULES AND REGULATIONS
MADE A PART OF THIS LEASE
          1. No animals, birds, bicycles or vehicles shall be brought into or kept in the Premises. The Premises shall not be used for manufacturing or commercial repairing or for sale or display of merchandise or as a lodging place, or for any immoral or illegal purpose, nor shall the Premises be used for a public stenographer or typist; barber or beauty shop; telephone, secretarial or messenger service; employment, travel or tourist agency; school or classroom; commercial document reproduction; or for any business other than specifically provided for in the Tenant’s lease. Tenant shall not cause or permit in the Premises any disturbing noises which may interfere with occupants of this or neighboring Buildings, any cooking or objectionable odors, or any nuisance of any kind, or any inflammable or explosive fluid, chemical or substance. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate so as to prevent the same.
          2. The toilet rooms and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rags, ink, chemicals or other unsuitable substances shall be thrown therein. Tenant shall not place anything out of doors, windows or skylights, or into hallways, stairways or elevators, nor place food or objects on outside window sills. Tenant shall not obstruct or cover the halls, stairways and elevators, or use them for any purpose other than ingress and egress to or from Tenant’s Premises, nor shall skylights, windows, doors and transoms that reflect or admit light into the Building be covered or obstructed in any way. All drapes and blinds installed by Tenant on any exterior window of the Premises shall conform in style and color to the Building standard.
          3. Tenant shall not place a load upon any floor of the Premises in excess of the load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, file cabinets and filing equipment in the Premises. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, only with Landlord’s consent and in settings approved by Landlord to control weight, vibration, noise and annoyance. Smoking or carrying lighted cigars, pipes or cigarettes in the elevators of the Building is prohibited.
          4. Tenant shall not move any heavy or bulky materials into or out of the Building or make or receive large deliveries of goods, furnishings, equipment or other items without Landlord’s prior written consent, and then only during such hours and in such manner as Landlord shall approve and in accordance with Landlord’s rules and regulations pertaining thereto. If any material or equipment requires special handling, Tenant shall employ only persons holding a Master Rigger’s License to do such work, and all such work shall comply with all legal requirements. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude any freight which violates any rule, regulation or other provision of this Lease.

          5. No sign, advertisement, notice or thing shall be inscribed, painted or affixed on any part of the Building, without the prior written consent of Landlord. Landlord may remove anything installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs. Interior signs on doors and directories shall be inscribed or affixed by Landlord at Tenant’s expense. Landlord shall control the color, size, style and location of all signs, advertisements and notices. No advertising of any kind by Tenant shall refer to the Building, unless first approved in writing by Landlord.
          6. No article shall be fastened to, or holes drilled or nails or screws driven into, the ceilings, walls, doors or other portions of the Premises, nor shall any part of the Premises be painted, papered or otherwise covered, or in any way marked or broken, without the prior written consent of Landlord.
          7. No existing locks shall be changed, nor shall any additional locks or bolts of any kind be placed upon any door or window by Tenant, without the prior written consent of Landlord. Two (2) sets of keys to all exterior and interior locks shall be furnished to Landlord . At the termination of this Lease, Tenant shall deliver to Landlord all keys for any portion of the Premises or Building. Before leaving the Premises at any time, Tenant shall close all windows and close and lock all doors.
          8. No Tenant shall purchase or obtain for use in the Premises any spring water, ice, towels, food, bootblacking, barbering or other such service furnished by any company or person not approved by Landlord. Any necessary exterminating work in the Premises shall be done at Tenant’s expense, at such times, in such manner and by such company as Landlord shall require. Landlord reserves the right to exclude from the Building, from 6:00 p.m. to 8:00 a.m., and at all hours on Sunday and legal holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to all persons reasonably designated by Tenant. Tenant shall be responsible for the acts of all persons to whom passes are issued at Tenant’s request.
          9. Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord as Additional Rent, on demand, an administrative fee equal to the sum of the reasonable fees of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document and Landlord’s administrative costs for same.
          10. The use in the Premises of auxiliary heating devices, such as portable electric heaters, heat lamps or other devices whose principal function at the time of operation is to produce space heating, is prohibited.
          11. Tenant shall keep all doors from the hallway to the Premises closed at all times except for use during ingress to and egress from the Premises. Tenant acknowledges that a violation of the terms of this paragraph may also constitute a violation of codes, rules or regulations of governmental authorities having or asserting jurisdiction over the Premises, and Tenant agrees to indemnify Landlord from any fines, penalties, claims, action or increase in fire insurance rates which might result from Tenant’s violation of the terms of this paragraph.

          12. Tenant shall be permitted to maintain an “in-house” messenger or delivery service within the Premises, provided that Tenant shall require that any messengers in its employ affix identification to the breast pocket of their outer garment, which shall bear the following information: name of Tenant, name of employee and photograph of the employee. Messengers in Tenant’s employ shall display such identification at all time. In the event that Tenant or any agent, servant or employee of Tenant, violates the terms of this paragraph, Landlord shall be entitled to terminate Tenant’s permission to maintain within the Premises in-house messenger or delivery service upon written notice to Tenant.
          13. Tenant will be entitled to three (3) listings on the Building lobby directory board, without charge. Any additional directory listing (if space is available), or any change in a prior listing, with the exception of a deletion, will be subject to a fourteen ($14.00) dollar service charge, payable as Additional Rent.
          14. In case of any conflict or inconsistency between any provisions of this Lease and any of the rules and regulations as originally or as hereafter adopted, the provisions of this Lease shall control.